EXECUTION COPY


                               $650,000,000
                             CREDIT AGREEMENT


                         Dated as of May 31, 1995


                                   Among


                       INTERSTATE BRANDS CORPORATION
                                as Borrower


                THE LENDERS AND ISSUING BANKS NAMED HEREIN

                                    and


                               CHEMICAL BANK
                                 as Agent

                             TABLE OF CONTENTS


                          ARTICLE I.  DEFINITIONS

    SECTION 1.01.    Defined Terms . . . . . . . . . . . . . . . . . . .  1
    SECTION 1.02.    Terms Generally . . . . . . . . . . . . . . . . . . 21

                         ARTICLE II.  THE CREDITS

    SECTION 2.01.    The Term Loan Facility. . . . . . . . . . . . . . . 22
    SECTION 2.02.    Term Loans. . . . . . . . . . . . . . . . . . . . . 22
    SECTION 2.03.    Repayment of the Term Loans . . . . . . . . . . . . 23
    SECTION 2.04.    The Revolving Credit Facility . . . . . . . . . . . 24
    SECTION 2.05.    Revolving Loans . . . . . . . . . . . . . . . . . . 24
    SECTION 2.06.    Notice of Borrowings of Revolving
                     Loans . . . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 2.07.    Competitive Bid Procedures. . . . . . . . . . . . . 26
    SECTION 2.08.    Notes . . . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 2.09.    Repayment of Revolving Credit
                     Facility Loans. . . . . . . . . . . . . . . . . . . 30
    SECTION 2.10.    Fees. . . . . . . . . . . . . . . . . . . . . . . . 31
    SECTION 2.11.    Interest on Loans . . . . . . . . . . . . . . . . . 32
    SECTION 2.12.    Default Interest. . . . . . . . . . . . . . . . . . 33
    SECTION 2.13.    Alternate Rate of Interest. . . . . . . . . . . . . 33
    SECTION 2.14.    Reduction or Cancellation of
                     Commitments . . . . . . . . . . . . . . . . . . . . 34
    SECTION 2.15.    Conversion and Continuation of
                     Borrowings of Revolving Loans . . . . . . . . . . . 34
    SECTION 2.16.    Conversion and Continuation of
                     Term Loans. . . . . . . . . . . . . . . . . . . . . 36
    SECTION 2.17.    Voluntary Prepayments . . . . . . . . . . . . . . . 37
    SECTION 2.18.    Mandatory Prepayments of Revolving
                     Loans . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 2.19.    Mandatory Prepayments of Term Loans . . . . . . . . 37
    SECTION 2.20.    Letters of Credit . . . . . . . . . . . . . . . . . 38
    SECTION 2.21.    Additional Interest on Eurodollar
                     Loans; Reserve Requirements; Change
                     in Circumstances. . . . . . . . . . . . . . . . . . 42
    SECTION 2.22.    Change in Legality. . . . . . . . . . . . . . . . . 44
    SECTION 2.23.    Indemnity . . . . . . . . . . . . . . . . . . . . . 45
    SECTION 2.24.    Pro Rata Treatment. . . . . . . . . . . . . . . . . 46
    SECTION 2.25.    Sharing of Setoffs. . . . . . . . . . . . . . . . . 47
    SECTION 2.26.    Payments. . . . . . . . . . . . . . . . . . . . . . 48
    SECTION 2.27.    Taxes . . . . . . . . . . . . . . . . . . . . . . . 48
    SECTION 2.28.    Duty to Mitigate Additional Costs,
                     Reductions in Rate of Return and Taxes. . . . . . . 51
    SECTION 2.29.    Assignment of Commitments Under
                     Certain Circumstances . . . . . . . . . . . . . . . 51

               ARTICLE III.  REPRESENTATIONS AND WARRANTIES

    SECTION 3.01.    Organization; Powers. . . . . . . . . . . . . . . . 51
    SECTION 3.02.    Authorization . . . . . . . . . . . . . . . . . . . 52
    SECTION 3.03.    Enforceability. . . . . . . . . . . . . . . . . . . 52
    SECTION 3.04.    Governmental Approvals. . . . . . . . . . . . . . . 52
    SECTION 3.05.    Financial Statements. . . . . . . . . . . . . . . . 53
    SECTION 3.06.    Title to Properties; Possession
                     Under Leases. . . . . . . . . . . . . . . . . . . . 53
    SECTION 3.07.    Subsidiaries. . . . . . . . . . . . . . . . . . . . 53
    SECTION 3.08.    Litigation; Compliance with Laws. . . . . . . . . . 54
    SECTION 3.09.    Agreements. . . . . . . . . . . . . . . . . . . . . 54
    SECTION 3.10.    Federal Reserve Regulations . . . . . . . . . . . . 54
    SECTION 3.11.    Investment Company Act; Public
                     Utility Holding Company Act . . . . . . . . . . . . 55
    SECTION 3.12.    Tax Returns . . . . . . . . . . . . . . . . . . . . 55
    SECTION 3.13.    No Material Misstatements . . . . . . . . . . . . . 55
    SECTION 3.14.    Employee Benefit Plans. . . . . . . . . . . . . . . 55
    SECTION 3.15.    Environmental and Safety Matters. . . . . . . . . . 55

                     ARTICLE IV.  CONDITIONS PRECEDENT

    SECTION 4.01.    All Credit Events . . . . . . . . . . . . . . . . . 57
    SECTION 4.02.    First Credit Event. . . . . . . . . . . . . . . . . 57
    SECTION 4.03.    Execution of the Agreement. . . . . . . . . . . . . 59
    SECTION 4.04.    Termination of the Agreement. . . . . . . . . . . . 60

                     ARTICLE V.  AFFIRMATIVE COVENANTS

    SECTION 5.01.    Existence; Businesses and Properties. . . . . . . . 60
    SECTION 5.02.    Insurance . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 5.03.    Obligations and Taxes . . . . . . . . . . . . . . . 61
    SECTION 5.04.    Financial Statements, Reports, etc. . . . . . . . . 61
    SECTION 5.05.    Litigation and Other Notices. . . . . . . . . . . . 63
    SECTION 5.06.    ERISA . . . . . . . . . . . . . . . . . . . . . . . 63
    SECTION 5.07.    Maintaining Records; Access to
                     Properties and Inspections. . . . . . . . . . . . . 64
    SECTION 5.08.    Use of Proceeds . . . . . . . . . . . . . . . . . . 64
    SECTION 5.09.    Assets of the Borrower. . . . . . . . . . . . . . . 64

                      ARTICLE VI.  NEGATIVE COVENANTS

    SECTION 6.01.    Liens . . . . . . . . . . . . . . . . . . . . . . . 64
    SECTION 6.02.    Sale and Lease-Back Transactions. . . . . . . . . . 67
    SECTION 6.03.    Investments, Loans and Advances . . . . . . . . . . 67
    SECTION 6.04.    Mergers, Consolidations, Sales of
                     Assets and Acquisitions . . . . . . . . . . . . . . 68
    SECTION 6.05.    Dividends and Distributions . . . . . . . . . . . . 69
    SECTION 6.06.    Transactions with Affiliates. . . . . . . . . . . . 69
    SECTION 6.07.    Minimum Consolidated Net Worth. . . . . . . . . . . 69
    SECTION 6.08.    Limitation on Indebtedness. . . . . . . . . . . . . 70
    SECTION 6.09.    Fiscal Year . . . . . . . . . . . . . . . . . . . . 70
    SECTION 6.10.    Amendments to Senior Note Agreement . . . . . . . . 70
    SECTION 6.11.    Subsidiary Stock and Indebtedness . . . . . . . . . 70
    SECTION 6.12.    Interest Coverage Ratio . . . . . . . . . . . . . . 71

                      ARTICLE VII.  EVENTS OF DEFAULT

    SECTION 7.01.    Events of Default . . . . . . . . . . . . . . . . . 71
    SECTION 7.02.    Remedies. . . . . . . . . . . . . . . . . . . . . . 74

                         ARTICLE VIII.  THE AGENT

    SECTION 8.02.    Nature of Duties. . . . . . . . . . . . . . . . . . 76
    SECTION 8.03.    Rights, Exculpation, Etc. . . . . . . . . . . . . . 76
    SECTION 8.04.    Successor Agent; Resignation of
                     the Agent . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 8.05.    The Agent Individually. . . . . . . . . . . . . . . 77
    SECTION 8.06.    Indemnification . . . . . . . . . . . . . . . . . . 78
    SECTION 8.07.    Independent Credit Analysis . . . . . . . . . . . . 78

                        ARTICLE IX.  MISCELLANEOUS

    SECTION 9.01.    Notices . . . . . . . . . . . . . . . . . . . . . . 78
    SECTION 9.02.    Survival of Agreement . . . . . . . . . . . . . . . 79
    SECTION 9.03.    Binding Effect. . . . . . . . . . . . . . . . . . . 79
    SECTION 9.04.    Successors and Assigns. . . . . . . . . . . . . . . 80
    SECTION 9.05.    Expenses; Indemnity . . . . . . . . . . . . . . . . 83
    SECTION 9.06.    Right of Setoff . . . . . . . . . . . . . . . . . . 85
    SECTION 9.07.    Applicable Law. . . . . . . . . . . . . . . . . . . 85
    SECTION 9.08.    Waivers; Amendment. . . . . . . . . . . . . . . . . 85
    SECTION 9.09.    Interest Rate Limitation. . . . . . . . . . . . . . 86
    SECTION 9.10.    Confidentiality . . . . . . . . . . . . . . . . . . 87
    SECTION 9.11.    Entire Agreement. . . . . . . . . . . . . . . . . . 87
    SECTION 9.12.    Waiver of Jury Trial. . . . . . . . . . . . . . . . 88
    SECTION 9.13.    Severability. . . . . . . . . . . . . . . . . . . . 88
    SECTION 9.14.    Counterparts. . . . . . . . . . . . . . . . . . . . 88
    SECTION 9.15.    Headings. . . . . . . . . . . . . . . . . . . . . . 88
    SECTION 9.16.    Jurisdiction; Consent to Service
                     of Process. . . . . . . . . . . . . . . . . . . . . 88
    SECTION 9.17.    Defaulting Lender . . . . . . . . . . . . . . . . . 89
    SECTION 9.18.    Issuing Banks . . . . . . . . . . . . . . . . . . . 91

                                 EXHIBITS

    Exhibit A        -- Form of Administrative Questionnaire
    Exhibit B        -- Form of Assignment and Acceptance
    Exhibit C        -- Form of Competitive Bid Accept/Reject Letter
    Exhibit D        -- Form of Issuing Bank Agreement
    Exhibit E        -- Form of Notice of Borrowing of Revolving Loans
    Exhibit F        -- Form of Notice of Competitive Bid Borrowing
    Exhibit G        -- Form of Notice of Competitive Bid Request
    Exhibit H        -- Form of Competitive Bid
    Exhibit I-1      -- Form of Term Loan Note
    Exhibit I-2      -- Form of Revolving Loan Note
    Exhibit I-3      -- Form of Competitive Bid Note
    Exhibit J-1      -- Form of Notice of Conversion/ Continuation of
                        Revolving Loans
    Exhibit J-2      -- Form of Notice of Conversion/ Continuation of
                        Term Loans
    Exhibit K        -- List of Closing Documents
    Exhibit L        -- Form of Opinion of Counsel for the Borrower
    Exhibit M        -- Form of Opinion of General Counsel of the
                        Borrower


                                 SCHEDULES

    Schedule 1.01       --   Existing Indebtedness
    Schedule 2.01       --   Commitments
    Schedule 2.20       --   Existing Facility Letters of Credit
    Schedule 3.04       --   Governmental Approvals
    Schedule 3.07       --   Subsidiaries of Borrower
    Schedule 3.08       --   Litigation
    Schedule 3.15       --   Environmental and Safety Matters
    Schedule 6.01       --   Liens
    Schedule 6.03       --   Loans and Investments
    Schedule 6.11       --   Preferred Stock of Subsidiaries

          This CREDIT AGREEMENT dated as of May 31, 1995 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into among INTERSTATE BRANDS CORPORATION, a Delaware corporation (the "Borrower"); the "Lenders" and "Issuing Banks" (each as defined herein); and CHEMICAL BANK, a New York banking corporation ("Chemical Bank"), as agent for the Lenders and the Issuing Banks (in such capacity, the "Agent").

          In accordance with the terms and subject to the conditions set forth in this Agreement, the Borrower (i) has requested the Term Lenders to extend credit to the Borrower on a term basis on the Closing Date in the aggregate principal amount of the Aggregate Term Loan Commitments hereunder, and (ii) has requested the Revolving Credit Lenders to extend credit to the Borrower to enable the Borrower to borrow on a revolving basis, at any time and from time to time from and including the Closing Date, an aggregate principal amount at any time outstanding not in excess of the Aggregate Revolving Credit Commitments hereunder.

          Accordingly, the Borrower, the Lenders, the Issuing Banks and the Agent agree as follows:


                          ARTICLE I.  DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any Revolving Loan or any portion of a Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "Acquisition" shall mean the acquisition of all of the capital stock of CBC by Bakeries and the Borrower in accordance with the terms of the Purchase Agreement, and the contribution of all of such capital stock acquired by Bakeries to the Borrower on the Closing Date.

          "Acquisition Documents" shall mean the Purchase Agreement, the Ralston Shareholder Agreement and each of the other documents executed or obtained in connection with the Acquisition and/or the transactions contemplated in connection therewith.

          "Adjusted Consolidated Net Income" shall mean, with reference to any period, the net income (or deficit) of the Borrower and Subsidiaries for such period (taken as a cumulative whole), all determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to the minority interests, if any, in the stock and surplus of the Subsidiaries and the portions of CBC's income properly attributable to the Sellers for periods preceding the Acquisition; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with the Borrower or a Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions,
(c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, (e) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings (or deficit) of the successor corporation prior to such consolidation, merger or transfer of assets, and (f) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Agent" shall have the meaning given to such term in the preamble to this Agreement.

          "Agent Fee Letter" shall mean the Administrative Agent Fee Letter dated January 23, 1995, from the Borrower to the Agent.

          "Aggregate LC Commitments" shall mean the aggregate amount of the LC Commitments of all Revolving Credit Lenders, which as of the date hereof is $150,000,000.

          "Aggregate Revolving Credit Commitments" shall mean the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders, which as of the date hereof is $425,000,000 and which may be reduced from time to time pursuant to Section 2.14.

          "Aggregate Term Loan Commitments" shall mean the aggregate amount of the Term Loan Commitments of all Term Lenders, which as of the date hereof is $225,000,000.

          "Agreement" shall have the meaning given to such term in the preamble hereto.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Base CD Rate" shall mean the sum of (a) the product of
(i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by Chemical Bank as the then current net annual assessment rate that will be employed in determining amounts payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at Chemical Bank's domestic offices. "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Chemical Bank is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Facility Fee" shall mean for any date the applicable number of basis points (expressed as a percentage) set forth below based on the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended period of four consecutive fiscal quarters:

EBITDA/Interest Coverage        Applicable Facility Fee
                                  (in basis points)

    greater than 8.0 to 1.0. . . . . . . .15.0

    greater than 6.0 to 1.0 but less
      than or equal to 8.0 to 1.0. . . . .20.0

    greater than 5.0 to 1.0 but less
      than or equal to 6.0 to 1.0. . . . .22.5

    greater than 4.0 to 1.0 but less
      than or equal to 5.0 to 1.0. . . . .25.0

    greater than 3.5 to 1.0 but less
      than or equal to 4.0 to 1.0. . . . .37.5

    less than or equal to 3.5 to 1.0 . . .50.0

         For purposes of the foregoing, the Applicable Facility Fee at any time shall be determined by reference to the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended fiscal quarter and any change in the Applicable Facility Fee shall become effective for all purposes on and after the date of delivery to the Agent of the certificate and applicable financial statements described in Sections 5.04(a)-(c) relating to such fiscal quarter; provided, however, that until the first such certificate and financial statements have been delivered to the Agent, the Applicable Facility Fee shall be 25.0 basis points. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the certificate and applicable financial statements described in Sections 5.04(a)-(c) with respect to a fiscal quarter in accordance with the provisions thereof, for more than five days after such certificate and the applicable financial statements are due, the EBITDA/Interest Coverage shall be deemed, solely for the purposes of this definition, to be less than 3.5 to 1.0.

         "Applicable Revolving Credit Eurodollar Margin" shall mean for any date, with respect to the Revolving Loans comprising any Eurodollar Borrowing, the applicable margin set forth below based on the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended period of four consecutive fiscal quarters:

                                   Applicable Revolving
EBITDA/Interest Coverage         Credit Eurodollar Margin
                                    (in basis points)

    greater than 8.0 to 1.0                  20.0

    greater than 6.0 to 1.0 but less
      than or equal to 8.0 to 1.0            35.0

    greater than 5.0 to 1.0 but less
      than or equal to 6.0 to 1.0            40.0

    greater than 4.0 to 1.0 but less
      than or equal to 5.0 to 1.0            50.0

    greater than 3.5 to 1.0 but less
      than or equal to 4.0 to 1.0            62.5

    less than or equal to 3.5 to 1.0         75.0

         For purposes of the foregoing, the Applicable Revolving Credit Eurodollar Margin at any time shall be determined by reference to the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended fiscal quarter and any change in the Applicable Revolving Credit Eurodollar Margin shall become effective for all purposes on and after the date of delivery to the Agent of the certificate and applicable financial statements described in Sections 5.04(a)-(c) relating to such fiscal quarter; provided, however, that until the first such certificate and financial statements have been delivered to the Agent, the Applicable Revolving Credit Eurodollar Margin shall be 50.0 basis points. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the certificate and applicable financial statements described in Sections 5.04(a)-(c) with respect to a fiscal quarter in accordance with the provisions thereof, for more than five days after such certificate and the applicable financial statements are due, the EBITDA/Interest Coverage shall be deemed, solely for the purposes of this definition, to be less than 3.5 to 1.0.

         "Applicable Term Loan Eurodollar Margin" shall mean for any date, with respect to the Term Loans that are Eurodollar Loans, the applicable margin set forth below based on the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended period of four consecutive fiscal quarters:

                                   Applicable Term Loan
EBITDA/Interest Coverage                 Eurodollar Margin
                                    (in basis points)

    greater than 8.0 to 1.0                  35.0

    greater than 6.0 to 1.0 but less
      than or equal to 8.0 to 1.0            55.0

    greater than 5.0 to 1.0 but less
      than or equal to 6.0 to 1.0            62.5

    greater than 4.0 to 1.0 but less
      than or equal to 5.0 to 1.0            75.0

    greater than 3.5 to 1.0 but less
      than or equal to 4.0 to 1.0           100.00

    less than or equal to 3.5 to 1.0        125.00

         For purposes of the foregoing, the Applicable Term Loan Eurodollar Margin at any time shall be determined by reference to the EBITDA/Interest Coverage as of the last day of the Borrower's most recently ended fiscal quarter and any change in the Applicable Term Loan Eurodollar Margin shall become effective for all purposes on and after the date of delivery to the Agent of the certificate and applicable financial statements described in Sections 5.04(a)-(c) relating to such fiscal quarter; provided, however, that until the first such certificate and financial statements have been delivered to the Agent, the Applicable Term Loan Eurodollar Margin shall be 75.0 basis points. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the certificate and applicable financial statements described in Sections 5.04(a)-(c) with respect to a fiscal quarter in accordance with the provisions thereof, for more than five days after such certificate and the applicable financial statements are due, the EBITDA/Interest Coverage shall be deemed, solely for the purposes of this definition, to be less than 3.5 to 1.0.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, approved in accordance with Section 9.04 and accepted by the Agent, in the form of Exhibit B or such other form as shall be approved by the Agent.

         "Attributable Debt" shall mean, in connection with a Sale and Lease-Back Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

         "Bakeries" shall mean Interstate Bakeries Corporation, a Delaware corporation and the owner, beneficially and of record, of all the issued and outstanding common stock of the Borrower.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

         "Borrowing" shall mean a Revolving Loan Borrowing or a Competitive Bid Borrowing.

         "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Lease" shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations with respect to which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of which obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease.

         "CBC" shall mean Continental Baking Company, a Delaware corporation.

         A "Change in Control" shall be deemed to have occurred if (a) any Person (other than Bakeries) or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Bakeries or the Borrower; or (b) a change shall occur during any period in the Board of Directors of Bakeries or the Borrower in which the individuals who constituted the Board of Directors of Bakeries or the Borrower at the beginning of such period (together with any other director whose election by the Board of Directors of Bakeries or the Borrower or whose nomination for election by the stockholders of Bakeries or the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Bakeries or the Borrower then in office.

         "Closing Date" shall mean the date designated by the Borrower pursuant to Section 4.02(e) as the date upon which, subject to the satisfaction of all conditions precedent contained in Article IV, the Term Loans shall be funded. The Closing Date shall occur not later than August 31, 1995, unless otherwise agreed to by all of the parties hereto.

         "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Commitment" shall mean each Lender's Revolving Credit Commitment,
LC Commitment or Term Loan Commitment, and "Commitments", when used in respect of any Lender, shall mean such Lender's Revolving Credit Commitment, LC Commitment and/or Term Loan Commitment.

         "Competitive Bid" shall mean an offer by a Revolving Credit Lender to make a Competitive Bid Loan pursuant to Section 2.07.

         "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to Section 2.07 in the form of Exhibit C.

         "Competitive Bid Borrowing" shall mean a borrowing consisting of a Competitive Bid Loan or concurrent Competitive Bid Loans from the Revolving Credit Lender or Revolving Credit Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.07.

         "Competitive Bid Loan" shall mean a Loan from a Revolving Credit Lender to the Borrower made pursuant to the bidding procedures set forth in
Section 2.07. Each Competitive Bid Loan shall be a Eurodollar Loan bearing interest at the LIBO Rate plus the Spread applicable thereto or a Fixed Rate Loan.

         "Competitive Bid Note" shall have the meaning given to such term in Section 2.08.

         "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Revolving Credit Lender pursuant to Section 2.07 (i) in the case of a Eurodollar Loan, the LIBO Rate plus the Spread, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Revolving Credit Lender making such Competitive Bid.

         "Consolidated Cash Flow From Operations" shall mean, for any period, Adjusted Consolidated Net Income for such period plus the aggregate amount deducted in determining such Adjusted Consolidated Net Income in respect of the following, each determined in accordance with GAAP: (i) Consolidated Interest Expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) other non-cash charges and (v) cash charges for non-recurring or extraordinary items; provided that the amount of such cash charges for non-recurring or extraordinary items so added to Adjusted Consolidated Net Income shall not exceed a cumulative amount of $25,000,000 from and after the Closing Date.

         "Consolidated Interest Expense" shall mean, for any period, the gross interest expense of the Borrower and its Subsidiaries computed on a consolidated basis in accordance with GAAP, including, without limitation, amortization of debt discounts and the portion of any Capital Lease Obligation allocable to interest expense; provided that there shall be excluded from Consolidated Interest Expense deferred amortization costs associated with the Acquisition.

         "Consolidated Long-Term Capitalization" shall mean the consolidated Funded Debt of the Borrower plus Consolidated Net Worth, determined in accordance with GAAP.

         "Consolidated Net Income" shall mean, for any period, the aggregate net income (or net deficit) of the Borrower and the Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.

         "Consolidated Net Worth" shall mean, at any date, on a consolidated basis for the Borrower and the Subsidiaries, the sum at such date of common and preferred stock (taken at par or stated value, as applicable), paid-in capital and retained earnings, all determined in accordance with GAAP.

         "Continental Baking Group" shall mean the businesses of CBC as defined in the Restated Articles of Incorporation of Ralston.

         "Control" shall mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Credit Event" shall have the meaning given such term in Article
IV.

         "Documentation Completion Date" shall mean the date as of which this Agreement is executed by all of the parties hereto.

         "dollars" or "$" shall mean lawful money of the United States of America.

         "EBITDA/Interest Coverage" shall mean the ratio of Consolidated Cash Flow from Operations to Consolidated Interest Expense for any period of four consecutive fiscal quarters.

         "Eligible Assignee" shall mean (a) a commercial bank having total assets in excess of $2,000,000,000, (b) a savings and loan association or a savings bank organized under the laws of the United States or any state thereof and having a net worth of at least $300,000,000 computed in accordance with GAAP, (c) a finance company, insurance company or other financial institution or fund that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of $300,000,000 or (d) an Affiliate of any Lender.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code, which from and after the Closing Date shall include CBC.

         "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

         "Eurodollar Loan" shall mean any Revolving Credit Facility Loan or any portion of the Term Loans bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

         "Event of Default" shall have the meaning given to such term in
Article VII.

         "Excess Cash" shall mean, for any period, Adjusted Consolidated
Net Income plus depreciation plus amortization plus or minus changes in working capital (but excluding changes in cash, cash equivalents, short-term investments, and the current portion of long term debt) plus Net Proceeds from any asset disposition (to the extent not included in Adjusted Consolidated Net Income) minus capital expenditures (other than capital expenditures made with insurance proceeds) minus scheduled installments paid on the Term Loans minus scheduled installments paid on the Senior Notes minus scheduled installments paid on any other Indebtedness existing as of the Closing Date, which existing Indebtedness shall be listed on Schedule 1.01 hereto, to be delivered to the Agent on or before the Closing Date, each of the foregoing items to be computed on a consolidated basis for the Borrower and the Subsidiaries; provided, that for each such period the Borrower may exclude from Excess Cash the Net Proceeds from any asset disposition received in such period, provided that the amount of all such Net Proceeds so excluded shall not exceed $25,000,000 in the aggregate for all such periods.

         "Existing Credit Arrangement" shall mean the Credit Agreement dated as of November 12, 1993 among the Borrower, the financial institutions and issuing banks from time to time party thereto and Chemical Bank, as agent.

         "Facilities" shall mean the Term Loan Facility, the Letter of Credit Facility and the Revolving Credit Facility.

         "Facility Fee" shall have the meaning given to such term in
Section 2.10.

         "Federal Funds Effective Rate" shall have the meaning given to such term in the definition of "Alternate Base Rate".

         "Fees" shall mean the Facility Fees, the Term Facility Fees, the Issuing Bank Fees and the LC Fees.

         "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

         "Fixed Rate Loan" shall mean any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Revolving Credit Lender making such Loan in its Competitive Bid.

         "Funded Debt" shall mean (a) all Indebtedness, including, without limitation, all Revolving Credit Facility Loans and all Term Loans hereunder, that has a final maturity, or that is extendible or renewable at the option of the obligor to a date, one year or more after the date on which such Indebtedness is incurred excluding all principal payments in respect thereof required to be made within one year from the date as of which Funded Debt is being determined, and (b) all Guarantees of Funded Debt of others.

         "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

         "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantee" when used with respect to any Person shall mean the incurrence of any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements of items by any Person for collection or deposit in the ordinary course of business.

         "Indebtedness" as applied to any Person shall mean (without duplication) (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed, including, without limitation, Capital Lease Obligations of such Person, (b) any indebtedness incurred other than in the ordinary course of business, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (c) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise, (d) any indebtedness of the character referred to in clauses (a),
(b) or (c) of this definition deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable and (e) any indebtedness of any other Person of the character referred to in subdivision (a), (b), (c) or (d) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guarantee, including, without limitation, any such indebtedness of any partnership in which such Person is a general partner.

         "Indemnitee" shall have the meaning given to such term in Section 9.05(b).

         "Information" shall have the meaning given to such term in Section 9.10(a).

         "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Eurodollar Loan.

         "Interest Period" shall mean (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan or on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect (or as the Borrower may be deemed to elect), (b) as to any ABR Loan, the period commencing on the date of such ABR Loan or on the last day of the immediately preceding Interest Period applicable to such ABR Loan, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Maturity Date, and (c) in the case of a Fixed Rate Loan, a period commencing on the date of such Fixed Rate Loan and ending on the date specified in the Competitive Bid in which the offer to make such Fixed Rate Loan was extended and accepted pursuant to Section 2.07, which shall not be earlier than 7 days after the date, or later than 180 days after the date, that such Fixed Rate Loan was made (but in no event after the Maturity Date); provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "Investments" shall have the meaning given to such term in Section
6.03.

         "Issuing Bank" shall mean any Revolving Credit Lender designated as an Issuing Bank in an Issuing Bank Agreement executed by such Revolving Credit Lender, the Borrower and the Agent.

         "Issuing Bank Agreement" shall mean an agreement substantially in the form of Exhibit D executed by an Issuing Bank, the Borrower and the Agent.

         "Issuing Bank Fees" shall mean, as to any Issuing Bank, the fees set forth in the applicable Issuing Bank Agreement.

         "LC Commitment" shall mean, with respect to each Revolving Credit Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder, which commitment shall be determined by multiplying such Lender's Revolver Pro Rata Share by the Aggregate LC Commitments, as the same may be modified from time to time pursuant to Section 9.04.

         "LC Disbursement" shall mean any payment or disbursement made by an Issuing Bank under or pursuant to a Letter of Credit.

         "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount which has been drawn under Letters of Credit but for which the applicable Issuing Bank or the Revolving Credit Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

         "LC Fee" shall have the meaning given to such term in Section
2.10(c).

         "Lender" shall mean, at any time, a financial institution that is either set forth on the signature pages hereof or that has become a lender pursuant to Section 9.04 and that, as of such time, remains a party hereto.

         "Letters of Credit" shall mean letters of credit issued by an Issuing Bank for the account of the Borrower pursuant to Section 2.20.

         "Letter of Credit Facility" shall mean the letter of credit facility established for Letters of Credit pursuant to Section 2.20.

         "LIBO Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum determined by the Agent to be the rate per annum quoted by Chemical Bank (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount (i) in the case of a Revolving Credit Facility Loan, to Chemical Bank's Revolver Pro Rata Share of the Eurodollar Borrowing or (ii) in the case of the Term Loans, Chemical Bank's Term Pro Rata Share of the Eurodollar Loan, in either case for such Interest Period and for a maturity comparable to such Interest Period are offered to the principal London office of Chemical Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that with respect to any Competitive Bid Borrowing, the principal amount used to determine the "LIBO Rate" shall be determined as above, whether or not Chemical Bank submits a Competitive Bid or Competitive Bids in response to the Borrower's request for such Competitive Bid Borrowing.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean this Agreement, the Notes, each Issuing Bank Agreement, and the Agent Fee Letter.

         "Loans" shall mean Term Loans, Competitive Bid Loans or Revolving
Loans.

         "Margin Stock" shall have the meaning given such term under Regulation U.

         "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) material impairment of the ability of the Borrower to pay any amount due, or to perform any other material obligation, under any Loan Document.

         "Maturity Date" shall mean May 31, 2000.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Borrower, CBC or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Net Proceeds" shall mean, with respect to any asset disposition,
(a) the gross amount of cash proceeds (including the amount of insurance settlements received but not applied to the repair or replacement of the asset in respect thereof within six months of the receipt of such settlement) and condemnation awards paid to or received by the Borrower or any Subsidiary in respect of such asset disposition (including cash proceeds subsequently received in respect of such asset disposition in respect of non-cash consideration initially received or otherwise), less (b) the amount, if any, of all taxes and customary fees, commissions, costs and other expenses (excluding fees, commissions, costs or other expenses payable to the Borrower or any Affiliate thereof) that are incurred in connection with such asset disposition and are payable by the seller or transferor of the assets disposed of; provided, however, that none of (i) the sale of inventory in the ordinary course of business, (ii) any disposition of assets from the Borrower or a Subsidiary to the Borrower or any Subsidiary, nor (iii) the dispositions of obsolete or worn-out assets or of assets that are replaced within a reasonable time with assets of a similar type and of substantially equal or greater value shall be deemed to be asset dispositions.

         "Note" shall mean a Competitive Bid Note, a Revolving Loan Note or a Term Loan Note.

         "Notice of Competitive Bid Borrowing" shall have the meaning given to such term in Section 2.07(a).

         "Notice of Competitive Bid Request" shall have the meaning given to such term in Section 2.07(a).

         "Obligations" shall mean the principal of and all interest on all Loans and Letters of Credit, all fees, expense reimbursements, taxes, compensation and indemnities payable by the Borrower to the Agent, any Lender or any Issuing Bank pursuant to this Agreement and all other present and future Indebtedness and other liabilities of the Borrower owing to the Agent, any Lender, any Issuing Bank or any Person entitled to indemnification pursuant to Section 9.05(b), or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, letter of credit, guaranty or other instrument, arising under or in connection with this Agreement, any Note or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

         "Permitted Investments" shall mean:

         (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 180 days from the date of acquisition thereof;

         (b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Group or from Moody's Investors Service, Inc.;

         (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

         (d) other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Plan" shall mean any pension plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower, CBC or any ERISA Affiliate.

         "Potential Event of Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City.

         "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of (i) the then outstanding principal balance of such Lender's Term Loan and (ii) such Lender's Revolving Credit Commitment and the denominator of which shall be the sum of (x) the aggregate outstanding principal balance of all Term Loans and (y) the Aggregate Revolving Credit Commitments, as adjusted from time to time pursuant to the terms of this Agreement; provided, that if all of the Revolving Credit Commitments are terminated or reduced to zero hereunder, "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's outstanding Term Loans, Revolving Loans and LC Exposure and the denominator of which shall be the then aggregate amount of all Term Loans, Revolving Loans and LC Exposure outstanding hereunder; provided, further, that prior to the Closing Date, "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of (i) such Lender's Term Loan Commitment and (ii) such Lender's Revolving Credit Commitment and the denominator of which shall be the sum of (x) the Aggregate Term Loan Commitments and (y) the Aggregate Revolving Credit Commitments, as adjusted from time to time pursuant to the terms of this Agreement.

         "Purchase Agreement" shall mean that certain Sale and Purchase Agreement dated as of April 12, 1995 among Bakeries, the Borrower, CBC and the Sellers, a copy of which has been delivered to the Agent, the Issuing Banks and the Lenders.

         "Ralston" shall mean Ralston Purina Company, a Missouri corporation.

         "Ralston Shareholder Agreement" shall mean a shareholder agreement to be entered into by and between Ralston and Bakeries on or prior to the Closing Date, which agreement, among other things, shall set forth the terms and conditions pursuant to which Ralston may acquire, sell, transfer or otherwise dispose of any or all of the stock of Bakeries it may own from time to time.

         "Register" shall have the meaning given to such term in Section
9.04(d).

         "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

         "Required Lenders" shall mean, except as otherwise provided in
Section 9.17(v), Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%); provided, however, that for purposes of this definition only, the term "Revolving Loans" that appears twice in the proviso to the definition of the term "Pro Rata Share" shall be replaced with the term "Revolving Credit Facility Loans".

         "Required Revolving Credit Lenders" shall mean, at any time, except as otherwise provided in Section 9.17(v), Revolving Credit Lenders whose Revolver Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%) at such time; provided, however, that for purposes of this definition only, the term "Revolving Loans" that appears twice in the proviso to the definition of the term "Revolver Pro Rata Share" shall be replaced with the term "Revolving Credit Facility Loans".

         "Required Term Lenders" shall mean, at any time, except as otherwise provided in Section 9.17(v), Term Lenders whose Term Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%) at such time.

         "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

         "Restricted Payments" shall have the meaning given to such term in
Section 6.05.

         "Revolver Pro Rata Share" shall mean, at any particular time and with respect to any Revolving Credit Lender, a fraction (expressed as a percentage), the numerator of which shall be the then aggregate amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the Aggregate Revolving Credit Commitments, as adjusted from time to time pursuant to the terms of this Agreement; provided, that if all of the Revolving Credit Commitments are terminated or reduced to zero hereunder, "Revolver Pro Rata Share" shall mean, at any particular time and with respect to any Revolving Credit Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's outstanding Revolving Loans and/or LC Exposure and the denominator of which shall be the then aggregate amount of all Revolving Loans and LC Exposure outstanding hereunder.

         "Revolving Credit Availability" shall mean, as of any particular date of determination, the amount by which Aggregate Revolving Credit Commitments exceed Outstandings. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced and Competitive Bid Loans accepted but not yet advanced will be treated as advanced in calculating Outstandings unless the Borrower has directed that the requested advance be disbursed to repay the Revolving Credit Facility Loans. "Outstandings" shall mean, at any given time the aggregate outstanding principal balance of Revolving Loans, Competitive Bid Loans, and the LC Exposure.

         "Revolving Credit Commitment" shall mean, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans, which Revolving Credit Commitments as of the Documentation Completion Date are set forth in Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.14 or modified from time to time pursuant to
Section 9.04.

         "Revolving Credit Facility" shall mean the revolving credit facility established for Revolving Loans and Competitive Bid Loans pursuant to
Section 2.04.

         "Revolving Credit Facility Loans" shall mean Revolving Loans and Competitive Bid Loans.

         "Revolving Credit Lender" shall mean a Lender that has a Revolving Credit Commitment or to which Revolving Credit Facility Loans are owing.

         "Revolving Loan Borrowing" shall mean a group of Revolving Loans of the same Type made by the Revolving Credit Lenders on a single date and as to which a single Interest Period is in effect.

         "Revolving Loan Note" shall have the meaning given to such term in
Section 2.08.

         "Revolving Loans" shall mean the revolving loans made by the Revolving Credit Lenders to the Borrower pursuant to Section 2.05. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

         "Sale and Lease-Back Transaction" shall have the meaning given to such term in Section 6.02.

         "Sellers" shall mean Ralston and VCS Holding Company, a Delaware corporation.

         "Senior Note Agreement" shall mean the Note Exchange Agreement dated as of June 25, 1991, between the Borrower and Mezzanine Investment Partnership-8, as amended by Amendment No. 1 and Amendment No. 2 thereto, and as amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Senior Notes" shall mean the Borrower's Senior Notes due 2000 in the aggregate principal amount of $79,000,000 issued under the Senior Note Agreement.

         "Spread" shall mean, as to any Competitive Bid Loan bearing interest at a rate based upon the LIBO Rate, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Competitive Bid Loan, as specified in the Competitive Bid relating to such Competitive Bid Loan.

         "subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of the Borrower.

         "Term Facility Fees" shall have the meaning given to such term in
Section 2.10(b).

         "Term Lender" shall mean a Lender that has a Term Loan Commitment or to which a Term Loan is owing.

         "Term Loan" and "Term Loans" shall have the respective meanings given to such terms in Section 2.02.

         "Term Loan Note" shall have the meaning given to such term in
Section 2.08.

         "Term Loan Commitment" shall mean, with respect to each Term
Lender, the commitment of such Lender to make a Term Loan on the Closing Date as set forth in Schedule 2.01. The Term Loan Commitment of each Term Lender shall terminate upon the Borrower's receipt of the proceeds of such Lender's Term Loan or as otherwise set forth in this Agreement, as the same may be modified from time to time pursuant to Section 9.04.

         "Term Pro Rata Share" shall mean, with respect to any Term Lender, at any particular time, a fraction (expressed as a percentage), the numerator of which shall be the then outstanding principal balance of such Lender's Term Loan and the denominator of which shall be the aggregate outstanding balance of all Term Loans; provided, that at any particular time prior to the Closing Date, "Term Pro Rata Share" shall mean a fraction (expressed as a percentage), the numerator of which shall be the then aggregate amount of such Lender's Term Loan Commitment and the denominator of which shall be the Aggregate Term Loan Commitments.

         "Termination Date" shall mean the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments pursuant to Article VII or the reduction of the Revolving Credit Commitments to zero pursuant to Section 2.14.

         "Third Party Claim" shall have the meaning given to such term in
Section 9.05(b).

         "Transferee" shall have the meaning given to such term in Section 2.27(a).

         "Type" when used in respect of any Revolving Credit Facility Loan or Borrowing, shall refer to the interest rate (i.e. the LIBO Rate, the Alternate Base Rate, or a fixed rate) by reference to which interest on such Revolving Credit Facility Loan or portion thereof or on the Revolving Credit Facility Loans comprising such Borrowing is determined.

         "Withdrawal Liability" shall mean liability to a Multiemployer
Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower's audited financial statements referred to in Section 3.05; provided, further, that in making any calculation required by this Agreement, for the purpose of determining the net income or deficit or item of expense of or for any Subsidiary, notwithstanding any reference herein to any period, the income, deficit or expense included in such calculation with respect to such Subsidiary shall be included only from the date such Subsidiary became a Subsidiary.


                         ARTICLE II.  THE CREDITS


         SECTION 2.01. The Term Loan Facility. Subject to the terms and conditions set forth in this Agreement, each Term Lender hereby severally and not jointly agrees to make a term loan, in dollars, to the Borrower on the Closing Date in an amount equal to such Lender's Term Loan Commitment (each such term loan a "Term Loan", and collectively, the "Term Loans"). The Term Loan Commitments of each Term Lender as of the Documentation Completion Date are set forth on Schedule 2.01.

         SECTION 2.02. Term Loans.  (a)  On the Closing Date, each Term
Lender shall deposit an amount equal to its Term Loan Commitment at the Agent's domestic office, no later than 12:00 noon New York City time, in immediately available funds. Subject to fulfillment of the conditions precedent set forth in Section 4.02, the Agent shall make the proceeds of such amounts received by it available to the Borrower at the Agent's office in New York, New York on the Closing Date, and shall disburse such proceeds in accordance with the Borrower's disbursement instructions. The Term Loans shall be made by the Term Lenders simultaneously, it being understood that no Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make its Term Loan hereunder nor shall any Term Lender's Term Loan Commitment be increased or decreased as a result of such failure. The failure of any Term Lender to make available to the Agent an amount equal to its Term Loan Commitment on the Closing Date shall not relieve any other Term Lender of its obligation hereunder to make available such other Term Lender's Term Loan on the Closing Date pursuant to the terms of this Agreement.

         (b) Subject to conversion pursuant to Section 2.16 below, the Term Loans initially shall be either an ABR Loan or a Eurodollar Loan, as the Borrower may designate in its notice of the Closing Date described in Section 4.02(e). The Borrower shall give the Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) no later than 5:00 p.m. New York City time at least four Business Days prior to the Closing Date. Such notice shall be irrevocable, shall refer to this Agreement and shall specify (i) whether the Term Loans initially will be made as a Eurodollar Loan or an ABR Loan; (ii) the date of the Closing Date (which shall be a Business Day); and (iii) if the Term Loans initially will be made as a Eurodollar Loan, the Interest Period with respect thereto. If such notice does not specify whether the Term Loans are to be made as a Eurodollar Loan or an ABR Loan, then the Term Loans initially shall be made as an ABR Loan. If the Borrower specifies that the Term Loans initially will be made as a Eurodollar Loan, but the notice in respect thereof does not specify the Interest Period for such Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Agent shall promptly advise the Term Lenders of the notice given pursuant to this Section 2.02.

         SECTION 2.03. Repayment of the Term Loans. (a) The Term Loans shall be repaid in nine (9) consecutive semi-annual installments commencing on May 31, 1996 and continuing thereafter until the Maturity Date. The installments shall be paid on the dates and shall be in the aggregate amounts set forth below:

         Installment Date              Installment Amount

         May 31, 1996                       $10,000,000
         November 30, 1996                  $10,000,000

         May 31, 1997                       $25,000,000
         November 30, 1997                  $25,000,000

         May 31, 1998                       $25,000,000
         November 30, 1998                  $25,000,000

         May 31, 1999                       $35,000,000
         November 30, 1999                  $35,000,000

         May 31, 2000                       $35,000,000

         (b)   In addition to the scheduled installments of the Term
Loans, the Borrower may make voluntary prepayments described in Section 2.17 and shall make the mandatory prepayments prescribed in Section 2.19, for credit against such scheduled installments on the Term Loans in accordance with such sections.

         (c) Notwithstanding the foregoing clause (a), the final installment shall be in the amount of the outstanding principal balance of the Term Loans. Any amount repaid or prepaid in connection with the Term Loans may not be reborrowed.

         SECTION 2.04. The Revolving Credit Facility. Subject to the terms and conditions set forth in this Agreement, each Revolving Credit Lender hereby severally and not jointly agrees to make Revolving Loans, in dollars, to the Borrower from time to time during the period from the Closing Date to the Business Day immediately preceding the Termination Date, in an amount which shall not exceed the product of such Lender's Revolver Pro Rata Share and the Revolving Credit Availability at such time. The Revolving Credit Commitments of each Revolving Credit Lender as of the Documentation Completion Date are set forth on Schedule 2.01. Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees that the Borrower may incur a Competitive Bid Loan or Competitive Bid Loans pursuant to a Competitive Bid Borrowing from time to time during the period from the Closing Date to the Business Day immediately preceding the Termination Date, provided that such Competitive Bid Borrowing shall not exceed Revolving Credit Availability at such time.

         SECTION 2.05. Revolving Loans. (a) All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Revolving Credit Lenders simultaneously and proportionately to their respective Revolver Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Revolving Credit Lender to perform its obligation to make a Revolving Loan hereunder and that the Revolving Credit Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Revolving Credit Lender to perform its obligation to make a Revolving Loan. The failure of any Revolving Credit Lender to make available to the Agent its Revolver Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Revolver Pro Rata Share of any Borrowing of the Aggregate Revolving Credit Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

         (b) Each Borrowing of Revolving Loans shall be in a minimum principal amount of $5,000,000 and in multiples of $1,000,000 in excess thereof or an aggregate principal amount equal to the Revolving Credit Availability. Each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to
Section 2.06. Each Revolving Credit Lender may at its option fulfill its commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Borrowings of Revolving Loans which are Eurodollar Loans being outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (c) Subject to paragraph (e) below, each Revolving Credit Lender shall make a Revolving Loan in the amount of its Revolver Pro Rata Share of the amount of each Revolving Loan Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and the Agent shall, promptly upon receipt of such amounts but in any event not later than 3:00 p.m. on the same Business Day, New York City time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if a Revolving Loan Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Revolving Credit Lenders. Unless the Agent shall have received notice from a Revolving Credit Lender prior to the date of any Revolving Loan Borrowing that such Lender will not make available to the Agent such Lender's portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at
(i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate (as such term is used in the definition of the term "Alternate Base Rate"). If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Revolving Loan as part of such Borrowing for purposes of this Agreement.

         (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Loan Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         (e) The Borrower may refinance all or any part of any Revolving Loan Borrowing with a Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.09 or 2.17, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Revolving Credit Lenders to the Agent or by the Agent to the Borrower pursuant to paragraph (c) above.

         SECTION 2.06.  Notice of Borrowings of Revolving Loans. The
Borrower shall give the Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing consisting of Revolving Loans, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing consisting of Revolving Loans, not later than 12:00
(noon), New York City time, one Business Day before a proposed Borrowing.
Each such notice shall be in substantially the form of Exhibit E. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Revolving Loan Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.06 of its election to refinance a Revolving Loan Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Agent shall promptly advise the Revolving Credit Lenders of any notice given pursuant to this
Section 2.06 and of each such Lender's portion of the requested Borrowing.

         SECTION 2.07. Competitive Bid Procedures. (a) Whenever the Borrower desires to solicit Competitive Bids, it shall give the Agent at least one Business Day's prior written notice with respect to each proposed Competitive Bid Borrowing of Fixed Rate Loans and at least four Business Days prior written notice of each proposed Competitive Bid Borrowing of Eurodollar Loans to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. (New York City time) on such day. Each such notice (a "Notice of Competitive Bid Borrowing") shall be in the form of Exhibit F appropriately completed by the Borrower to specify (i) the aggregate principal amount of the proposed Competitive Bid Loans to be made pursuant to such Borrowing (which shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof), (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Competitive Bid Loans proposed to be made pursuant to such Borrowing are to be Fixed Rate Loans or Eurodollar Loans and (iv) the Interest Period relating thereto. The maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Borrowing shall be the earlier of (x) the last day of the Interest Period relating thereto and (y) the Termination Date. A Notice of Competitive Bid Borrowing that does not conform substantially to the format of Exhibit F may be rejected in the Agent's sole discretion, and the Agent shall promptly notify the Borrower of such rejection. The Agent shall promptly notify each Revolving Credit Lender of each such request for a Competitive Bid Borrowing received by it from the Borrower and not rejected by it by telecopying such Lender a notice in the form of Exhibit G (a "Notice of Competitive Bid Request").

         (b) Each Revolving Credit Lender (or any branch, office or
Affiliate of such Lender on behalf of such Lender as such Lender may designate by written notice to the Agent) may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Notice of Competitive Bid Request. Each Competitive Bid by or on behalf of a Revolving Credit Lender must be received by the Agent via telecopier, in the form of Exhibit H, (i) in the case of a proposed Competitive Bid Borrowing of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing and (ii) in the case of a proposed Competitive Bid Borrowing of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing. Multiple Competitive Bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit H may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming Competitive Bid, or the Lender on behalf of which such nonconforming Competitive Bid is made, of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in a integral multiple of $1,000,000 in excess thereof and which may equal the entire principal amount of the Competitive Bid Borrowing requested by the Borrower) of each Competitive Bid Loan that the applicable Lender is willing to make to the Borrower, (y) with respect to each requested Fixed Rate Loan, the Competitive Bid Rate, or with respect to each requested Eurodollar Loan, the Spread, at which such Revolving Credit Lender is prepared to make such Competitive Bid Loan and (z) the Interest Period (which shall be the Interest Period set forth in the applicable Competitive Bid Request) and the last day thereof. If any Revolving Credit Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing, and (II) in the case of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing; provided, however, that failure by any Revolving Credit Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such Competitive Bid Borrowing. A Competitive Bid submitted by or on behalf of a Lender pursuant to this Section
2.07 shall be irrevocable.

         (c) The Agent shall promptly notify the Borrower by telephone and telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.07.

         (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.07, accept or reject any Competitive Bid referred to in Section 2.07(b). The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in Section 2.07(b), (x) in the case of a Competitive Bid Borrowing of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing, and (y) in the case of a Borrowing of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in Section 2.07(b), (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Notice of Competitive Bid Borrowing, (iv) if the Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by the Borrower to exceed the amount specified in the Notice of Competitive Bid Borrowing, then the Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bids accepted with respect to such Notice of Competitive Bid Borrowing, which acceptance, in the case of multiple Competitive Bids at the highest Competitive Bid Rate accepted by the Borrower, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further, however, that if a Competitive Bid Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Bid Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this Section 2.07 shall be irrevocable.

         (e) The Agent shall promptly notify each Lender that submitted a Competitive Bid, or on behalf of which a Competitive Bid was submitted, as the case may be, whether or not such Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Agent. Upon the Borrower's acceptance of any Competitive Bid, the Lender that made such Competitive Bid, or the Lender on behalf of which such Competitive Bid was made, as the case may be, will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which such Competitive Bid has been accepted.

         (f) If the Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Credit Lender, it shall submit such Competitive Bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Revolving Credit Lenders are required to submit their Competitive Bids to the Agent pursuant to Section 2.07(b).

         (g) All notices required by this Section 2.07 shall be given in accordance with Section 2.06.

         SECTION 2.08. Notes. (a) The Borrower shall execute and deliver to each Term Lender (or to the Agent on behalf of each Term Lender) on or before the Closing Date a promissory note substantially in the form of Exhibit I-1 (each a "Term Loan Note" and collectively, the "Term Loan Notes") to evidence the amount of that Lender's Term Loan. Each Term Loan Note shall be dated the Closing Date and shall be stated to mature on the Maturity Date.
The Term Loan Note executed in favor of any Term Lender shall be in a principal amount equal to such Lender's Term Loan Commitment.

         (b)  The Borrower shall execute and deliver to each Revolving
Credit Lender (or to the Agent on behalf of each Revolving Credit Lender) on or before the Closing Date a promissory note substantially in the form of
Exhibit I-2 (each a "Revolving Loan Note" and collectively, the "Revolving Loan Notes") to evidence the aggregate amount of that Lender's Revolving Loans and with other appropriate insertions. Each Revolving Loan Note shall be dated the Closing Date and shall be stated to mature on the Termination Date. The Revolving Loan Note executed in favor of any Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment.

         (c) The Borrower's obligation to pay the principal of and interest on all Competitive Bid Loans made to it by a Revolving Credit Lender shall be evidenced by its promissory note substantially in the form of Exhibit I-3 (each a "Competitive Bid Note" and collectively, the "Competitive Bid Notes"). Each Competitive Bid Note issued to each Revolving Credit Lender shall (i) be payable to the order of such Lender and be dated the Closing Date, (ii) be in a stated principal amount equal to the Aggregate Revolving Credit Commitments and be payable in the outstanding principal amount of Competitive Bid Loans evidenced thereby from time to time, (iii) mature with respect to each Competitive Bid Loan evidenced thereby on the earlier of (x) the last day of the Interest Period applicable thereto and (y) the Termination Date, (iv) bear interest as provided in Section 2.11 in respect of Fixed Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement and the other Loan Documents.

         (d) Each Lender is hereby authorized to, and prior to any transfer of any Note issued to it, each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein.

         SECTION 2.09.  Repayment of Revolving Credit Facility Loans. (a)
The Borrower agrees to pay the outstanding principal balance of each Revolving Loan on the Termination Date and each Competitive Bid Loan as provided in
Section 2.07(a). Each Revolving Credit Facility Loan shall bear interest from the date of the Borrowing of which such Revolving Credit Facility Loan is a part on the outstanding principal balance thereof as set forth in Section 2.11.

          (b) Each Revolving Credit Lender shall, and is hereby authorized by the Borrower to, maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender hereunder from time to time, including the amounts and Types of and Interest Periods applicable to the Revolving Credit Facility Loans made by such Lender from time to time and the amounts of principal and interest paid to such Lender from time to time in respect of such Revolving Credit Facility Loans.

          (c) The entries made in the records maintained pursuant to paragraph (b) of this Section 2.09 and in the Register maintained by the Agent pursuant to Section 9.04 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower to which such entries relate; provided, however, that the failure of any Lender or the Agent to maintain or to make any entry in such records or the Register, as applicable, or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         SECTION 2.10. Fees. (a) The Borrower agrees to pay to the
Revolving Credit Lenders, through the Agent, on the last day of March, June, September and December in each year and on the date on which the last of the Revolving Credit Commitments of such Lenders shall expire or be terminated as provided herein, a facility fee (a "Facility Fee") in an amount equal to the Applicable Facility Fee multiplied by the Aggregate Revolving Credit Commitments, regardless of utilization, payable to the Revolving Credit Lenders pro rata quarterly in arrears (or other period commencing with the date set forth below or ending with the date on which the last of the Revolving Credit Commitments of such Lenders shall expire or be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Facility Fee due to each Revolving Credit Lender shall commence to accrue on the earlier of July 14, 1995 or the Closing Date and shall cease to accrue on the date on which the last of the Revolving Credit Commitments of such Lenders shall expire or be terminated as provided herein.

         (b) If the Closing Date shall not have occurred on or prior to July 14, 1995, the Borrower agrees to pay to the Term Lenders, through the Agent, on the Closing Date a facility fee (a "Term Facility Fee") in a per annum amount equal to the Applicable Facility Fee multiplied by the Aggregate Term Loan Commitments, payable to the Term Lenders pro rata in arrears for the period commencing on July 14, 1995 and ending on the earlier of the Closing Date and the date on which the Borrower gives the Agent irrevocable written notice that the Term Loans will not be borrowed (the "Termination Notice Date"). All Term Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. If the Closing Date shall have occurred on or prior to July 14, 1995, no Term Facility Fees shall be payable hereunder.

         (c) The Borrower agrees to pay to each Revolving Credit Lender, through the Agent, on the last day of March, June, September and December in each year, and on the date on which the LC Commitment of such Lender shall have been terminated as provided herein and all Letters of Credit issued pursuant to such LC Commitment shall have expired, a letter of credit fee (an "LC Fee") equal to the Applicable Revolving Credit Eurodollar Margin on the average undrawn face amount of all outstanding Letters of Credit, payable to the Revolving Credit Lenders pro rata quarterly in arrears. All LC Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

         (d) The Borrower agrees to pay to each Issuing Bank, for its own account, the applicable Issuing Bank Fees.

         (e) If the Termination Notice Date has not occurred, then notwithstanding the provisions of the Agent Fee Letter, the Borrower agrees to pay all fees set forth in the Agent Fee Letter on the earlier of July 14, 1995 or the Closing Date.

         (f) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders and to the Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

         SECTION 2.11. Interest on Loans. (a) Subject to the provisions of Section 2.12, the Revolving Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

         (b)  Subject to the provisions of Section 2.12, the Revolving
Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate in effect for such Borrowing plus the Applicable Revolving Credit Eurodollar Margin.

         (c)  Subject to the provisions of Section 2.12, each Fixed Rate
Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the rate offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.07(d).

         (d)   Subject to the provisions of Section 2.12, each Eurodollar
Loan comprising any Competitive Bid Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the LIBO Rate plus the applicable Spread offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.07(d) above.

         (e) Subject to the provisions of Section 2.12, the portion of the Term Loans comprising an ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

         (f) Subject to the provisions of Section 2.12, each portion of the Term Loans comprising a Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the LIBO Rate in effect for the Interest Period applicable to such Loan plus the Applicable Term Loan Eurodollar Margin.

         (g)  Interest on each Loan shall be payable on the Interest
Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.12. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, in the case of amounts bearing interest computed by reference to the Prime Rate and a year of 360 days in all other cases) equal to (a) in the case of any Loan, the rate applicable to such Loan under Section 2.11 plus 2% per annum and (b) in the case of any other amount, the rate that would at the time be applicable to an ABR Loan under Section 2.11 plus 2% per annum.

         SECTION 2.13. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for any Borrowing, or any portion of the Term Loans, constituting Eurodollar Loans that the Agent shall have determined that dollar deposits in the principal amounts of Loans constituting such Eurodollar Loans are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Term Lenders or Revolving Lenders, as the case may be. In the event of any such determination, any request by the Borrower for Eurodollar Loans pursuant to Section 2.02, 2.06, 2.15 or 2.16 shall, until the Agent shall have advised the Borrower and the Term Lenders or Revolving Credit Lenders, as applicable, that the circumstances giving rise to such notice no longer exist, be deemed to be a request for ABR Loans. Each determination by the Agent hereunder shall be conclusive absent manifest error.

         SECTION 2.14.  Reduction or Cancellation of
Commitments. (a) The Revolving Credit Commitments and the LC Commitments shall be automatically terminated on the Maturity Date.

         (b) Upon at least three Business Days prior irrevocable written or telecopy notice to the Agent, which shall promptly notify the Revolving Credit Lenders, the Borrower may at any time and from time to time permanently reduce all or a portion of the Aggregate Revolving Credit Commitments unutilized for Revolving Credit Facility Loans or Letters of Credit, provided that any partial reduction of the Aggregate Revolving Credit Commitments shall be in minimum amounts of $1,000,000 and in $1,000,000 increments in excess thereof.

         (c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolver Pro Rata Shares.

         (d) The Term Loan Commitment of each Term Lender shall terminate upon the Borrower's receipt of the proceeds of such Lender's Term Loan or as otherwise set forth in this Agreement.

         SECTION 2.15.  Conversion and Continuation of Borrowings of
Revolving Loans. The Borrower shall have the right, with respect to any Borrowing of Revolving Loans, at any time upon prior irrevocable notice to the Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

         (a) each conversion or continuation shall be made pro rata among the Lenders in accordance with their respective principal amounts of the Revolving Loans comprising the converted or continued Borrowing;

         (b) if less than all the outstanding principal amount of any Revolving Loan Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $1,000,000 (and not less than $5,000,000 in the case of Eurodollar Borrowing);

         (c) each conversion shall be effected by each Lender by applying the proceeds of the new Revolving Loan of such Lender resulting from such conversion to the Revolving Loan (or portion thereof) of such Lender being converted; accrued interest on a Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

         (d) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Revolving Credit Lenders pursuant to Section 2.23;

         (e) any portion of a Revolving Loan Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

         (f) any portion of a Revolving Loan Borrowing which cannot be continued or converted by reason of clause (e) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into, or continued as, an ABR Borrowing.

         Each notice pursuant to this Section 2.15 shall be in substantially the form of Exhibit J-1. Such notice shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing of Revolving Loans that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and
(iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Agent shall advise the other Revolving Credit Lenders of any notice given pursuant to this Section 2.15 and of each such Lender's portion of any converted or continued Revolving Loan Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.15 to continue any Revolving Loan Borrowing of Eurodollar Loans into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.15 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

         SECTION 2.16. Conversion and Continuation of Term Loans. The Borrower shall have the right, with respect to any portion of the Term Loans, at any time upon prior irrevocable notice to the Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any portion of the Term Loans that constitute a Eurodollar Loan into an ABR Loan, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any portion of the Term Loans that constitute an ABR Loan into a Eurodollar Loan or to continue any portion of the Term Loans constituting a Eurodollar Loan as a Eurodollar Loan for an additional Interest Period, and (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any portion of the Term Loans constituting a Eurodollar Loan to another permissible Interest Period, subject in each case to the following:

         (a) each conversion or continuation shall be made pro rata among the Term Lenders in accordance with their respective Term Pro Rata Shares;

         (b) the aggregate principal amount of each portion of the Term Loans converted or continued shall be an integral multiple of $1,000,000 (and not less than $5,000,000 in the case of the conversion into or continuation of Eurodollar Loans);

         (c) accrued interest on a Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

         (d) if any Eurodollar Loans are converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.23;

         (e) any portion of the Term Loans maturing or required to be repaid in less than one month may not be converted into or continued as Eurodollar Loans;

         (f) any portion of the Term Loans which cannot be continued or converted by reason of clause (e) above shall be automatically converted at the end of the Interest Period in effect for such portion of the Term Loans into, or continued as, ABR Loans.

         Each notice pursuant to this Section 2.16 shall be in substantially the form of Exhibit J-2. Such notice shall be irrevocable and shall refer to this Agreement and specify (i) the identity and portion of the Term Loans that the Borrower requests be converted or continued, (ii) whether such portion of the Term Loans is to be converted to or continued as Eurodollar Loans or ABR Loans, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such portion of the Term Loans is to be converted to or continued as Eurodollar Loans, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Agent shall advise the other Term Lenders of any notice given pursuant to this Section 2.16 and of each such Lender's portion of any converted or continued portion of Term Loans. If the Borrower shall not have given notice in accordance with this Section 2.16 to continue any portion of Eurodollar Loans into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.16 to convert such portion of the Eurodollar Loans), such portion of the Eurodollar Loans shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as ABR Loans.

         SECTION 2.17. Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay Revolving Loans and/or Term Loans, in whole or in part, upon prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent before 10:00 a.m., New York City time, (i) three Business Days prior to prepayment, in the case of Eurodollar Loans; and (ii) one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000. Prepayments of the Term Loans shall be applied pro rata to the unpaid scheduled installments thereof. Competitive Bid Borrowings may not be prepaid unless so required pursuant to the terms hereof.

         (b) Each notice of an optional prepayment shall specify the prepayment date and the principal amount of Term Loans or Revolving Loans to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Term Loans or Revolving Loans by the amount stated therein on the date stated therein. All optional prepayments under this Section 2.17 shall be subject to
Section 2.23 but otherwise without premium or penalty. All prepayments under this Section 2.17 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

         SECTION 2.18. Mandatory Prepayments of Revolving Loans. On the date of any termination or reduction of the Revolving Credit Commitments pursuant to Section 2.14, the Borrower shall pay or prepay so much of the Revolving Loans as shall be necessary in order that the sum of (i) the aggregate principal amount of the Revolving Credit Facility Loans outstanding and (ii) the LC Exposure will not exceed the Aggregate Revolving Credit Commitments after giving effect to such termination or reduction.

         SECTION 2.19. Mandatory Prepayments of Term Loans. On or before August 31 of each year, commencing with August 31, 1996, the Borrower shall make a mandatory prepayment of the Term Loans (to the extent any Term Loans are outstanding at such time) in an amount equal to fifty percent (50%) of Excess Cash determined with respect to the immediately preceding fiscal year; provided, however, that the Borrower shall not be required to make a mandatory prepayment pursuant to this Section 2.19 for any fiscal year as of the end of which the Borrower's Funded Debt is less than fifty percent (50%) of Consolidated Long-Term Capitalization and for any fiscal year thereafter.
Each such mandatory prepayment shall be applied pro rata to reduce the unpaid scheduled principal installments of the Term Loans.

         SECTION 2.20. Letters of Credit. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Issuing Bank agrees, at any time and from time to time on or after the Closing Date until the earlier of the Maturity Date and the termination of the LC Commitments in accordance with the terms hereof, to issue and deliver or to extend the expiry of Letters of Credit for the account of the Borrower in an aggregate undrawn amount at any one time outstanding which, together with the aggregate undrawn amount at such time outstanding of Letters of Credit issued by other Issuing Banks, does not exceed the Aggregate LC Commitments; provided, however, that no Issuing Bank shall issue or extend the expiry of any Letter of Credit if, immediately after giving effect to such issuance or extension (i) the aggregate LC Exposure at such time would exceed the Aggregate LC Commitments or (ii) the sum of the aggregate outstanding principal balance of the Revolving Credit Facility Loans and the LC Exposure would exceed the Aggregate Revolving Credit Commitments. Each Letter of Credit (x) shall be in a form approved in writing by the Borrower, the Agent and the applicable Issuing Bank, (y) shall be in a minimum principal amount of $100,000 and (z) shall permit drawings upon the presentation of one or more sight drafts and such other documents as shall be specified by the Borrower in the applicable notice delivered pursuant to paragraph (c) below.

         (b) Each Letter of Credit shall by its terms expire not later than the earlier of (i) the first anniversary of the date of issuance or extension (subject to extension for additional one-year periods by the applicable Issuing Bank as contemplated by paragraph (a) above) and (ii) the Maturity Date. Each Letter of Credit shall by its terms provide for payment of drawings in dollars.

         (c) The Borrower shall give the applicable Issuing Bank irrevocable written or telecopy notice not later than 10:00 a.m., New York City time, five Business Days (or such shorter period as shall be acceptable to such Issuing Bank and the Agent) prior to any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify
(i) the date on which such Letter of Credit is to be issued (which shall be a Business Day), the face amount of such Letter of Credit (which shall be an amount in dollars), (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit shall permit a single drawing or multiple drawings, (iv) the form of the sight draft and any other documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof) and (v) the expiry date of such Letter of Credit (which shall conform to the provisions of paragraph (b) above). Each Issuing Bank shall give the Agent, which shall in turn give to each other Issuing Bank and to each Revolving Credit Lender, prompt written or telecopy advice of any notice received from the Borrower pursuant to this paragraph.

         (d) By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders in respect of such Letter of Credit, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby agrees to and does acquire from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender's pro rata percentage, based upon the LC Commitments in effect at the time of any drawing thereunder, of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided, however, that no Lender shall be required to acquire participations in Letters of Credit that would result in its pro rata percentage, based upon its LC Commitment, of the LC Exposure exceeding its LC Commitment. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, on behalf of each Issuing Bank, in accordance with paragraph (f) below, such Lender's pro rata percentage, based upon its LC Commitment, of each unreimbursed LC Disbursement made by such Issuing Bank; provided, however, that the Lenders shall not be obligated to make any such payment with respect to any wrongful payment or disbursement made under any Letter of Credit as a result of the failure in any material respect of such Issuing Bank or any confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 and subsequent revisions (the "Uniform Customs") or, to the extent that the Uniform Customs do not govern, applicable law.

         (e) Each Revolving Credit Lender acknowledges and agrees that its acquisition of participations pursuant to paragraph (d) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Potential Event of Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (f) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the applicable Issuing Bank shall give written or telecopy notice to the Borrower and the Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Agent shall not have received from the Borrower the payment required pursuant to paragraph (g) below by 12:00 noon, New York City time, one Business Day after the date on which payment of a draft presented under any Letter of Credit has been made, the Agent shall promptly so notify the applicable Issuing Bank and each Lender, specifying in the notice to each Lender such Lender's pro rata percentage, based upon the LC Commitments on the date of such notice, of such LC Disbursement. Each Revolving Credit Lender shall pay to the Agent, not later than 2:00 p.m., New York City time, on such date, such Lender's percentage of such LC Disbursement, which the Agent shall promptly pay to the applicable Issuing Bank. The Agent will promptly remit to each Revolving Credit Lender such Lender's percentage of any amounts subsequently received by the Agent from the Borrower in respect of such LC Disbursement; provided that (i) amounts so received for the account of any Revolving Credit Lender prior to payment by such Lender of amounts required to be paid by it hereunder in respect of any LC Disbursement and (ii) amounts representing interest on any LC Disbursement for the period prior to the payment by such Lender of such amounts shall in each case be remitted to the applicable Issuing Bank.

         (g) If an Issuing Bank shall pay any draft presented under a Letter of Credit under circumstances entitling it to reimbursement under succeeding provisions of this paragraph (g), the Borrower shall pay to such Issuing Bank or to the Agent for the account of such Issuing Bank or, if the Agent shall have received the payments provided in paragraph (f) above with respect to such drawing, for the accounts of the Revolving Credit Lenders, an amount equal to the amount of such draft before 12:00 noon, New York City time, on the Business Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for ABR Borrowings from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Borrower. The obligation of the Borrower to pay the amounts referred to above in this paragraph (g) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

         (i) any lack of validity or enforceability of any Letter of Credit;

         (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Agent, any Issuing Bank, any confirming bank or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the failure in any material respect of the applicable Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law) or any other Person in connection with this Agreement or any other transaction;

         (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the applicable Issuing Bank or confirming bank under such Letter of Credit against presentation of such draft or document shall not have constituted a failure in any material respect by such Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law;

         (iv) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct; or

         (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or wilful misconduct of the applicable Issuing Bank.

         It is understood that in making any payment under a Letter of Credit (x) the applicable Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed a failure in any material respect by such Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law.

         (h) Transitional Provisions. Schedule 2.20 contains a schedule of certain letters of credit issued for the account of the Borrower and outstanding as of the Documentation Completion Date by one or more of the Issuing Banks. On the Closing Date, (i) the Borrower shall provide an updated
Schedule 2.20, which schedule shall list those certain letters of credit outstanding as of the Closing Date (the "Existing Facility Letters of Credit"), (ii) such Existing Facility Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.20,
(iii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available LC Commitment and the LC Exposure, (iv) the provisions of this Section 2.20 shall apply thereto, and the Borrower and the Revolving Credit Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and (v) all liabilities of the Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

         SECTION 2.21. Additional Interest on Eurodollar Loans; Reserve Requirements; Change in Circumstances. (a) The Borrower shall pay to the Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities", as such term is defined in Regulation D, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such Loan ceases to be a Eurodollar Loan, at an interest rate per annum equal to all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. For purposes of this Section, "Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period and actually required to be maintained by such Lender as a result of the funding of Eurodollar Loans made by such Lender to the Borrower hereunder (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         (b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Letter of Credit reimbursement obligations, Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or lending office or by any political subdivision or taxing authority therein), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender on an after-tax basis for such additional costs incurred or reduction suffered.

         (c) If any Lender or Issuing Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Issuing Bank or any Lender's or Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by such Issuing Bank pursuant hereto (or the participations of the Lenders therein) to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company on an after-tax basis for any such reduction suffered. Notwithstanding the foregoing, no Revolving Credit Lender shall be entitled to compensation under this Section 2.21 with respect to any Competitive Bid Loan if it knew or should have known of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

         (d) A certificate of each Lender or Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Issuing Bank or its holding company as specified in paragraph (a), (b) or (c) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender and Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

         (e) Except as otherwise expressly provided in this paragraph, failure on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's or Issuing Bank's right to demand compensation with respect to such period or any other period. The protection of this Section
2.21 shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender or Issuing Bank shall be entitled to compensation under this Section 2.21 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than six months after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions.

         SECTION 2.22. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

         (i) declare that Eurodollar Loans will not thereafter be made or maintained by such Lender hereunder, whereupon (y) any request by the Borrower for Eurodollar Loans shall, as to such Lender only, be deemed a request for an ABR Loan; and (z) any request by the Borrower to continue Eurodollar Loans or to convert into Eurodollar Loans shall, as to such Lender only, be deemed a request to convert into or continue as an ABR Loan; in either case unless such declaration shall be subsequently withdrawn; and

         (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Notwithstanding the foregoing, no Revolving Credit Lender shall be entitled to compensation under this Section 2.22 with respect to any Competitive Bid Loan and no Competitive Bid Loan shall be deemed converted to an ABR Loan if such Lender knew or should have known of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

         (b) For purposes of this Section 2.22, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

         SECTION 2.23.  Indemnity.  The Borrower shall indemnify each
Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of the making of the Term Loans or any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.01, 2.06, 2.07, 2.15 or 2.16, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall be an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted, continued, refinanced, paid or prepaid (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert, continue, refinance, pay or prepay to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert, continue or refinance, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted, continued, refinanced, paid or prepaid for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

         SECTION 2.24.  Pro Rata Treatment.  (a)  Except as required under
Section 2.22, each payment or prepayment of principal of the Term Loans, each payment of interest on the Term Loans, and each conversion of any portion of the Term Loans to or continuation of any portion of the Term Loans as ABR Loans or Eurodollar Loans shall be allocated among the Term Lenders in accordance with their respective Term Pro Rata Shares. Each Term Lender agrees that in computing such Lender's Term Pro Rata Share of the portion of the Term Loans comprising Eurodollar Loans or ABR Loans, the Agent may, in its discretion, round each Term Lender's percentage of each portion to the next higher or lower whole dollar amount.

         (b) Except as required under Section 2.22, each Borrowing of Revolving Loans, each payment or prepayment of principal of any Revolving Loans, each payment of interest on the Revolving Loans, each payment of the Facility Fees, each reduction of the Revolving Credit Commitments or the LC Commitments, and each refinancing of any Borrowing of Revolving Loans with, conversion of any Borrowing of Revolving Loans to or continuation of any Borrowing of Revolving Loans as a Borrowing of any Type (other than with respect to Competitive Bid Borrowings) shall be allocated among the Revolving Credit Lenders in accordance with their respective Revolver Pro Rata Shares. Each Revolving Credit Lender agrees that in computing such Lender's portion of any Revolving Loan Borrowing to be made hereunder, the Agent may, in its discretion, round each Revolving Credit Lender's percentage of such Borrowing, computed in accordance with Section 2.04, to the next higher or lower whole dollar amount.

         (c) All payments of principal of any Competitive Bid Borrowing shall be allocated pro rata among the Revolving Credit Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Bid Loans comprising such Borrowing. All payments of interest on any Competitive Bid Borrowing shall be allocated pro rata among the Revolving Credit Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Bid Loans comprising such Borrowing.

         (d) So long as the Loans have not become due and payable in full pursuant to Section 7.02, and subject to the terms and conditions of this Agreement, the Borrower shall designate whether any payment hereunder is to be applied to the Term Loans, a Revolving Loan Borrowing or a Competitive Bid Borrowing. After the Loans have become due and payable in full pursuant to
Section 7.02, all amounts remitted to the Agent shall be applied, subject to the provisions of this Agreement, (i) first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent from the Borrower under this Agreement or any other Loan Document; (ii) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Issuing Banks from the Borrower; (iii) third, to pay interest due in respect of the Loans (ratably, in respect of Term Loans, Revolving Loans and Competitive Bid Loans); (iv) fourth, to pay or prepay principal of Loans, and to pay (or to the extent permitted herein, prepay or provide cash collateral in respect of) Letters of Credit (ratably, in respect of Term Loans, Revolving Loans, Competitive Bid Loans and Letters of Credit); and (v) fifth, to the ratable payment of all other Obligations.

         SECTION 2.25. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise (except pursuant to Section 2.29 or 9.04), or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans (which, for purposes of this Section 2.25, shall include reimbursement obligations with respect to LC Disbursements) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.25 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

         SECTION 2.26. Payments. (a) The Borrower shall make each payment (including principal of or interest on the Loans or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00
(noon), New York City time, on the date when due in dollars to the Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds. Any payment received after 12:00 (noon), New York City time, on any date shall be deemed to have been received on the next succeeding Business Day.

         (b) Whenever any payment (including principal of or interest on the Term Loans or any Revolving Credit Facility Loans or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable, unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day.

         SECTION 2.27. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.26, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent, any Issuing Bank or any Lender (or any transferee or assignee thereof that is permitted by Section 9.04, including a participation holder (any such entity being called a "Transferee")) and franchise or similar taxes imposed on the Agent, any Issuing Bank or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which the Agent, such Issuing Bank or any such Lender (or Transferee) is organized or subject to such tax other than solely as a result of the transactions provided for herein or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee), any Issuing Bank or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.27) such Lender (or Transferee), such Issuing Bank or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred.

         (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) The Borrower will indemnify each Lender (or Transferee), the Agent and each Issuing Bank for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee), the Agent or such Issuing Bank as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Agent or any Issuing Bank, as the case may be, makes written demand therefor. If a Lender (or Transferee), the Agent or an Issuing Bank shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.27 or a credit in respect of any Taxes or Other Taxes paid by Borrower pursuant to this Section
2.27 against taxes it would otherwise have owed that are not Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Borrower, apply for such refund or credit at the Borrower's expense. If any Lender (or Transferee), the Agent or any Issuing Bank receives a refund or it becomes entitled to take a credit in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.27, it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund or pay the amount of such credit, as the case may be, to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.27 with respect to such refund or credit), net of all out-of-pocket expenses of such Lender, the Agent or such Issuing Bank and without interest; provided that the Borrower, upon the request of such Lender (or Transferee), the Agent or such Issuing Bank agrees to return such refund or the amount of such credit (plus penalties, interest or other charges) to such Lender (or Transferee), the Agent or such Issuing Bank in the event such Lender (or Transferee), the Agent or such Issuing Bank is required to repay such refund or is prohibited from taking such credit against taxes that are not Taxes or Other Taxes. Nothing contained in this paragraph (c) shall require any Lender (or Transferee), the Agent or any Issuing Bank to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

         (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee), the Agent or any Issuing Bank the Borrower will furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section
2.27 shall survive the payment in full of the Obligations hereunder.

         (f) Each Lender, the Agent and each Issuing Bank that is organized under the laws of a jurisdiction outside the United States shall, on the Closing Date and, if legally able to do so, at the beginning of each of its tax years thereafter, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee), the Agent or such Issuing Bank establishing that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee), the Agent or such Issuing Bank of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax, or subject to a rate of such tax that has been reduced to zero under a provision of an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate.

         (g) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee), the Agent or any Issuing Bank in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by the Lender (or Transferee), the Agent or such Issuing Bank (if required to do so) to comply with the provisions of paragraph (f) above; provided, however, that the Borrower shall be required to pay those amounts to any Lender (or Transferee), the Agent or any Issuing Bank that it was required to pay hereunder prior to the failure of such Lender (or Transferee), the Agent or such Issuing Bank to comply with the provisions of paragraph (f).

         SECTION 2.28.  Duty to Mitigate Additional Costs, Reductions in
Rate of Return and Taxes. Any Lender (or Transferee), the Agent or any Issuing Bank claiming any amounts pursuant to Section 2.21 or 2.27 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions, Taxes or Other Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its applicable lending office if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender (or Transferee), the Agent or such Issuing Bank, be otherwise disadvantageous to such Lender (or Transferee), the Agent or such Issuing Bank.

         SECTION 2.29.  Assignment of Commitments Under Certain
Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.21, or the Borrower shall be required to make additional payments to any Lender under Section 2.27, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.


               ARTICLE III.  REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Agent and each of the Lenders and Issuing Banks that:

         SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted by the Borrower and the Subsidiaries following the Acquisition, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents, the Acquisition Documents and each other agreement or instrument provided for herein to which it is or will be a party and to obtain extensions of credit hereunder.

         SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit, and from and after the Closing Date, the execution, delivery and performance by the Borrower of each of the Acquisition Documents to which the Borrower is a party (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation to which the Borrower or any of its Affiliates shall be subject, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

         SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document, when executed and delivered by the Borrower, will constitute, and from and after the Closing Date, each Acquisition Document to which the Borrower is a party will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, including but not limited to principles governing the availability of the remedies of specific performance and injunctive relief.

         SECTION 3.04.  Governmental Approvals.  Except as set forth in
Schedule 3.04, the Borrower, CBC and the Borrower's Affiliates are not required to obtain any consent or approval of, registration or filing with or other action by any Governmental Authority in connection with the execution, delivery and performance of the Loan Documents or Acquisition Documents, except such as have been made or obtained and are in full force and effect.

         SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders (a) Bakeries' consolidated balance sheets and statements of operations, stockholders' equity and cash flows (i) as of and for the fiscal year ended May 28, 1994, audited by and accompanied by the opinion of Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended November 12, 1994, certified by a Financial Officer of Bakeries and (b) Continental Baking Group's balance sheets and statements of operations, stockholders' equity and cash flows (x) as of and for the fiscal year ended September 24, 1994, audited by and accompanied by the opinion of Price Waterhouse, LLP, independent public accountants, and (y) as of and for the fiscal quarter and the portion of the fiscal year ended March 25, 1995. Such financial statements present fairly in all material respects the financial condition and results of operations of Bakeries and its consolidated subsidiaries and of Continental Baking Group as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Bakeries and its consolidated subsidiaries (including the Borrower) and of Continental Baking Group as of the dates thereof that are required to be disclosed under GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except as set forth in the notes to such financial statements. There has been no material adverse change in the business, assets, operations or financial condition of Bakeries and the Subsidiaries, taken as a whole, since November 12, 1994, or of Continental Baking Group since March 25, 1995.

         SECTION 3.06. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens referred to in paragraphs (A) through (J) of Section 6.01(a).

         (b) Each of the Borrower and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

         SECTION 3.07. Subsidiaries. Schedule 3.07 sets forth as of the Documentation Completion Date a list of all Subsidiaries as well as a summary description of the material assets and operations of each Subsidiary, the issued and outstanding capital stock of each Subsidiary and the shares of such capital stock owned by the Borrower or any other Subsidiary. As of the Documentation Completion Date, the assets and operations of the Borrower and the Subsidiaries account for substantially all the consolidated operating assets and operations of Bakeries and its direct and indirect subsidiaries.

         SECTION 3.08. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 3.08, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any business, property or rights of any such Person (i) which involve any Loan Document or (ii) as to which there is a likelihood of an adverse determination and which, if adversely determined, would be likely, individually or in the aggregate, to result in a Material Adverse Effect.

         (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be likely to result in a Material Adverse Effect.

         SECTION 3.09. Agreements. Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets is or may be bound, where such default would be likely to result in a Material Adverse Effect.

         SECTION 3.10. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         (b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to extend credit to others for the purpose of purchasing Margin Stock, or to extend credit to others for the purpose of carrying stock which will be Margin Stock after giving effect to the Loans, provided that the Borrower shall provide such notice to the Agent of all purchases and carryings of Margin Stock as the Agent may require or (ii) for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulations G, U and X. At the time of and after giving effect to the making of the Term Loans and each Borrowing and the application of the proceeds thereof, not more than 25% of the value (as determined in accordance with Regulation U) of the assets which are subject to the negative pledge provisions of Section 6.01 will consist of Margin Stock (unless such limitation shall not be required for compliance with Regulation U as from time to time in effect).

         SECTION 3.11.  Investment Company Act; Public Utility Holding
Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.12.  Tax Returns.  Each of the Borrower, the
Subsidiaries other than CBC and, to the Borrower's knowledge, CBC, have filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves.

         SECTION 3.13. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Agent, any Lender or any Issuing Bank in written form in connection with the negotiation of any Loan Document or included in any Loan Document or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time any such information, report, financial statement, exhibit or schedule was, is or will be so furnished.

         SECTION 3.14. Employee Benefit Plans. Each of the Borrower, CBC and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower, CBC or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the value of the assets of such Plan. Neither the Borrower, CBC nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. Neither the Borrower, CBC nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

         SECTION 3.15. Environmental and Safety Matters. Except as set forth in Schedule 3.15, each of the Borrower and the Subsidiaries (in the case of CBC, to the Borrower's knowledge) has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety, except for instances of non-compliance that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Except as set forth in
Schedule 3.15, neither the Borrower nor any Subsidiary has received notices of any material failure so to comply, which, if adversely determined, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, the Borrower and the Subsidiaries do not generate, treat, store, transport, dispose of or release at any bakery any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution, in violation of any law or any regulations promulgated pursuant thereto, except for violations that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, the Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in liability on the part of the Borrower or any Subsidiary, except for such events, conditions or circumstances that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

         SECTION 3.16. CBC as a Subsidiary. The Acquisition shall occur on the Closing Date. From and after the Closing Date, and until such time as CBC is merged with and into the Borrower, CBC shall be a Subsidiary. It is agreed and understood among the parties hereto that CBC shall be considered a Subsidiary as of the Closing Date for purposes of each of the representations and warranties contained in this Agreement and any other Loan Document.


                     ARTICLE IV.  CONDITIONS PRECEDENT

         The obligations of the Lenders to make Loans and the obligation of the Issuing Banks to issue or extend the expiry of Letters of Credit (each of the foregoing events being called a "Credit Event") from and after the Closing Date, are subject to the satisfaction of all of the applicable conditions set forth below:

         SECTION 4.01.  All Credit Events.  On the date of each Credit
Event (other than (i) a continuation of a Loan as either an ABR Loan or a Eurodollar Loan, (ii) a conversion of ABR Loans into Eurodollar Loans or Eurodollar Loans into ABR Loans or (iii) a refinancing of any Borrowing that does not increase the aggregate principal amount of Revolving Loans or Competitive Bid Loans of any Lender outstanding):

         (a) The Agent and, where applicable, an Issuing Bank shall have received a notice of such Credit Event as required by Section 2.06,
    Section 2.07 or Section 2.20(c).

         (b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event no Potential Event of Default or Event of Default shall have occurred and be continuing.

         Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02.  First Credit Event.  On the Closing Date:

         (a) The Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

         (b) The Agent, the Issuing Banks and the Lenders shall have received all Fees and other amounts due and payable hereunder or under the other Loan Documents on or prior to the Closing Date.

         (c) The Existing Credit Arrangement (except for those provisions which survive termination of such arrangement) shall have been or shall simultaneously with the Credit Events occurring on the Closing Date be terminated, all loans outstanding and other amounts owed to the lenders thereunder shall have been or shall simultaneously with such Credit Events be paid in full and all letters of credit outstanding thereunder shall have been or shall simultaneously with such Credit Events become subject to the provisions of this Agreement.

         (d) The Agent, the Lenders and the Issuing Banks shall have received a certificate signed by a Financial Officer of the Borrower confirming that all conditions precedent to the Acquisition, including, without limitation, those set forth in the Purchase Agreement, except for delivery of the purchase price thereunder, have been fully satisfied or waived, and that the Purchase Agreement has not been amended, restated, supplemented or otherwise modified since the Documentation Completion Date, unless such changes have been approved by the Required Lenders.

         (e)  The Agent shall have received from the Borrower at least four
    (4) Business Days' prior written notice of the date designated by the Borrower to be the Closing Date; the Agent shall have promptly notified each of the Lenders of the date designated as the Closing Date; and the Agent shall not have received prior to the Closing Date written notice from any Lender that one or more of the conditions precedent to the initial funding of the Loans on the Closing Date have not been satisfied.

         (f) The Lenders, or the Agent on behalf of the Lenders, shall have received from the Borrower the Notes and such other documents as the Agent, any of the Lenders or their counsel, upon reasonable prior notice to Borrower, may request, including, without limitation, those documents listed on the List of Closing Documents substantially in the form attached hereto as Exhibit K, each of which documents shall be in form and substance satisfactory to the Lenders and the Agent.

         (g) There shall be no litigation or administrative proceeding, other than as disclosed on Schedule 3.08, or other legal or regulatory developments, actual or threatened (including any proposed statute, rule or regulation), that, in the judgment of any of the Lenders, involve a reasonable possibility of a Material Adverse Effect or a material adverse effect on the Acquisition.

         (h) The Agent shall have received the Ralston Shareholder Agreement, in the form of the appropriate exhibit to the Purchase Agreement, together with all of the exhibits, schedules and other attachments thereto, executed and delivered by each of the parties thereto.

         (i) The Agent shall have received the favorable written opinions of counsel of Borrower and Sellers that are required to be delivered pursuant to the Purchase Agreement, which opinions shall state that the Agent, the Issuing Banks and the Lenders may rely thereon.

         (j) There shall not have occurred, since the Documentation Completion Date, any change that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Acquisition.

         SECTION 4.03. Execution of the Agreement. On the Documentation Completion Date:

         (a) The Agent shall have received the favorable written opinions of Shook, Hardy & Bacon P.C., counsel for the Borrower, and Ray Sandy Sutton, Esq., Vice President, Corporate Secretary and General Counsel of the Borrower, dated the Documentation Completion Date and addressed to the Agent, the Issuing Banks and the Lenders, to the effect set forth in Exhibits L and M, and the Borrower hereby instructs such counsel to deliver such opinions to the Agent.

         (b) The Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the Documentation Completion Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Documentation Completion Date and at all times since a date prior to the date of the resolutions described in clause (B) below,
    (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the Credit Events hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and
    (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
    (ii) above; and (iv) such other documents as the Issuing Banks, any of the Lenders or their counsel or the Agent or its counsel may reasonably request.

         (c) The Agent shall have received a copy of the fully executed Amendment No. 2 to the Senior Note Agreement.

         (d) The Lenders shall be satisfied with all of the terms, conditions and provisions of the Purchase Agreement, including all schedules and exhibits thereto (including, without limitation, the exhibit constituting the form of the Ralston Shareholder Agreement), and the Agent shall have received the Purchase Agreement, together with all of the exhibits, schedules and other attachments thereto and any amendments thereof, executed and delivered by each of the parties thereto.

         SECTION 4.04. Termination of the Agreement. Unless otherwise agreed by each of the parties to this Agreement, (i) if the first Credit Event hereunder shall not have occurred by August 31, 1995, or (ii) the Purchase Agreement shall have been terminated or materially modified without the written consent of the Required Lenders, all Commitments under this Agreement shall automatically terminate at such time without notice to the Borrower.

                     ARTICLE V.  AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees with the Agent, each Issuing
Bank and each Lender that so long as this Agreement shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

         SECTION 5.01. Existence; Businesses and Properties. (a) Keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

         (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate substantially similar lines of business as those it is presently conducting and operating; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so would not result in a Material Adverse Effect.

         SECTION 5.02. Insurance. Keep its material insurable real properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it as is customary with companies in the same or similar businesses; and maintain such other insurance as may be required by law.

         SECTION 5.03.  Obligations and Taxes.  Pay its material
Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the Subsidiary, as the case may be, shall have set aside on its books adequate reserves with respect thereto.

         SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Agent, each Lender and each Issuing Bank:

         (a) within 90 days after the end of each fiscal year, the consolidated (and, at any time when Bakeries shall have one or more Subsidiaries that individually or in the aggregate would constitute a significant subsidiary within the meaning of Regulation S-X of the Securities and Exchange Commission, consolidating) balance sheets and statements of operations, stockholders' equity and cash flows, showing the financial condition of Bakeries and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, all audited by Deloitte & Touche or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, provided, however, that, at any time that Bakeries does not own 100% of the issued and outstanding capital stock of the Borrower, the foregoing references to Bakeries in this subsection (a) shall be deemed to be references to the Borrower;

         (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated (and, at any time when Bakeries shall have one or more Subsidiaries that individually or in the aggregate would constitute a significant subsidiary within the meaning of Regulation S-X of the Securities and Exchange Commission, consolidating) balance sheets and statements of operations, stockholders' equity and cash flows, showing the financial condition of Bakeries and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of such fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Bakeries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, provided, however, that, at any time that Bakeries does not own 100% of the issued and outstanding capital stock of the Borrower, the foregoing references to Bakeries in this subsection (b) shall be deemed to be references to the Borrower;

         (c)  concurrently with any delivery of financial statements under
    (a) or (b) above a certificate of the accounting firm (in the case of paragraph (a) above) or Financial Officer of the Borrower (in the case of paragraph (b) above) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (A) certifying that no Event of Default or Potential Event of Default has occurred or, if such an Event of Default or Potential Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth computations in reasonable detail satisfactory to the Agent calculating the EBITDA/Interest Coverage and demonstrating compliance with the covenants contained in Sections 6.01 through 6.05, 6.07, 6.08 and 6.12;

         (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Bakeries or the Borrower with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

         (e) promptly following the creation or acquisition thereof, notice of any new subsidiary of Bakeries or the Borrower; and

         (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Bakeries, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request.

         SECTION 5.05. Litigation and Other Notices. Furnish to the Agent and each Lender prompt written notice of the following:

         (a) any Event of Default or Potential Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

         (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate of the Borrower which questions the validity or enforceability of any Loan Document, the Purchase Agreement or the Ralston Shareholder Agreement or which could reasonably be anticipated to result in a Material Adverse Effect; and

         (c) any other development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

         SECTION 5.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

         SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the senior officers thereof and the independent accountants therefor with prior notice to and, if requested by Borrower, participation of a Financial Officer of the Borrower.

         SECTION 5.08. Use of Proceeds. The proceeds of the Loans and Letters of Credit hereunder shall be used by the Borrower (i) to finance the Acquisition on the Closing Date, (ii) to refinance certain existing indebtedness of the Borrower and CBC on the Closing Date, (iii) to finance additional acquisitions in an amount not to exceed $50,000,000 in the aggregate for all periods and (iv) for general corporate purposes.

         SECTION 5.09. Assets of the Borrower. Cause substantially all the operating assets owned and operations conducted by Bakeries directly or through subsidiaries on the date hereof to continue to be owned and conducted directly by the Borrower (or a Person acquiring all or substantially all the assets of the Borrower in a transaction permitted under Section 6.04 which assumes all the obligations of the Borrower hereunder), and Subsidiaries (or any such Person), at all times (except as a result of asset sales permitted by
Section 6.04, other than asset sales to Affiliates or Persons who will become Affiliates).

         SECTION 5.10 Acquisition; Merger of CBC into the Borrower. Cause CBC to be merged into the Borrower no later than January 31, 1996.


                      ARTICLE VI.  NEGATIVE COVENANTS

         The Borrower covenants and agrees with the Agent, each Issuing
Bank and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

         SECTION 6.01. Liens. (a) Create, incur, assume or permit to exist any Lien on or with respect to any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (i) Liens set forth in paragraphs (A) through (J) below:

         (A) Liens on property or assets of the Borrower and its Subsidiaries existing on the Documentation Completion Date and set forth in Schedule 6.01; provided that on the Closing Date, the Borrower shall provide to the Agent a supplement to Schedule 6.01, which supplement shall list any and all Liens on property or assets of CBC existing on the Closing Date (other than those of a type described in sub-paragraphs (C) through (J) below); provided, further, that such Liens shall secure only those obligations which they secure on the Documentation Completion Date, or, in the case of CBC, on the Closing Date;

         (B) any Lien existing on any property or asset (other than any property or asset owned by CBC) (i) prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (1) such Lien is not created in contemplation of or in connection with any such acquisition and (2) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary, or (ii) belonging to any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition and
    (2) such Lien does not apply to any other property or assets of the Borrower or any other Subsidiary;

         (C) Liens for taxes not yet due or that are being contested in compliance with Section 5.03;

         (D) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or that are being contested in compliance with Section 5.03;

         (E) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (F) cash collateral provided to the issuer of a letter of credit, including, without limitation, a Letter of Credit, at the time such letter of credit is issued or renewed, in an amount not to exceed the amount of such letter of credit, which letter of credit has been issued solely to support obligations for which pledges or deposits could otherwise be made pursuant to subsection 6.01(a)(E) (but not in duplication of any such pledge or deposit); provided, that the aggregate amount of cash collateral granted under this subsection (F) cannot exceed $150,000,000; provided, further, that at the time any such cash collateral is given, either (x) an Event of Default or Potential Event of Default (both as defined in this Agreement and in the Senior Note Agreement) shall have occurred and be continuing or (y) the "Required Holders" (as defined in the Senior Note Agreement) shall have consented to the granting of such collateral;

         (G) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

         (H) purchase money security interests (including Liens comprising the interest of any lessor in respect of any Capital Lease) in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (1) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (2) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (3) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary other than the immediate proceeds of such real property, improvements or equipment;

         (I) any attachment or judgment Lien, unless the judgment it secures shall, individually or together with other judgments, at the time cause an Event of Default under paragraph (j) of Article VII; and

         (J) renewals, replacements or extensions of Liens set forth in paragraphs (A), (B) or (H) above; provided that the principal amount of Indebtedness secured by such Lien immediately prior thereto is not increased (except by the amount of interest accrued and unpaid on such Indebtedness and secured by such Lien at such time) and such Lien is not extended to other property;


and (ii) notwithstanding the foregoing, but subject to Section 6.08(b), the Borrower or any Subsidiary may directly create, incur, assume or permit to exist any Lien securing Indebtedness of the Borrower or any Subsidiary otherwise prohibited by clause (i) of this Section 6.01(a) so long as no Event of Default (x) shall have occurred or be continuing at the time such Indebtedness is incurred and such Lien permitted under this clause (ii) is created, incurred or assumed or (y) shall result from the incurrence of such Indebtedness and the creation, incurrence or assumption of such Lien; and

         (b) Permit any Senior Notes to be secured by any Lien unless the obligations of the Borrower under this Agreement are equally and ratably secured for so long as such Senior Notes are secured.

         SECTION 6.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"); provided that the Borrower or a Subsidiary may enter into any Sale and Lease-Back Transaction if (a) at the time of such Sale and Lease-Back Transaction no Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to 80% of its fair market value, and (c) the aggregate amount of all Attributable Debt permitted by virtue of this Section 6.02 shall be permitted pursuant to
Section 6.08(b).

         SECTION 6.03. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in (all the foregoing being collectively called "Investments"), any other Person, except:

         (a)  Investments existing on the date hereof and set forth on
    Schedule 6.03;

         (b)  Permitted Investments;

         (c) intercompany Investments in Bakeries (but only to the extent used to purchase the capital stock of Bakeries pursuant to a stock repurchase program authorized by the Board of Directors of Bakeries), the Borrower or any Subsidiary; provided that no Investment pursuant to this clause (c) shall consist of the transfer of any asset other than cash;

         (d) travel advances, relocation advances and other loans or advances by the Borrower or any Subsidiary to employees in the ordinary course of business;

         (e) loans to employees not to exceed $10,000,000 in the aggregate outstanding at any time to finance purchases from the Borrower or Bakeries of equity securities;

         (f) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent necessary in the judgment of the Borrower in order to prevent or limit loss;

         (g) other loans and Investments not to exceed $25,000,000 in the aggregate outstanding at any time; and

         (h) acquisitions permitted by Section 6.04(c), including, without limitation, the Acquisition.

         SECTION 6.04. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) In the case of the Borrower, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) unless: (i) the Borrower shall be the surviving corporation, or (ii) the successor entity which acquires the Borrower or its assets shall expressly assume all obligations of the Borrower hereunder and, in either case, (iii) after such merger, consolidation, sale, lease or conveyance, (x) the Borrower or such successor entity (A) shall not be in default hereunder and (B) would be permitted to incur an additional $1 of Funded Debt under Section 6.08 and (y) on a consolidated pro forma basis giving effect to such transaction Bakeries and any other Person of which the Borrower shall be a subsidiary (A) would have been in compliance with Section
6.07 as of the most recent fiscal quarter end and (B) would be permitted to incur an additional $1 of Funded Debt under Section 6.08, in each case with all references to the Borrower in Section 6.07 or 6.08 or in the definitions of the terms employed therein being deemed references to Bakeries or such other Person, as the case may be; provided, however, that notwithstanding the foregoing, at any time a Subsidiary may merge with and into the Borrower, or merge with and into or consolidate with another Subsidiary.

         (b)  Sell, transfer, lease or otherwise dispose of any asset
(other than any securities issued by Bakeries and contributed by Bakeries to the Borrower) other than (i) dispositions in the ordinary course of business,
(ii) sales for cash in an amount, or other property having a value, not less than the fair market value of such asset, provided, that such property received by the Borrower does not consist of equity or debt instruments of the buyer (other than debt instruments which, in the aggregate for all such sales, do not have an outstanding principal balance in excess of $1,000,000) or (iii) dispositions pursuant to requirements of law or orders or directives of Governmental Authorities.

         (c) Purchase, lease or otherwise acquire (in one transaction or a series of transactions) any capital stock or all or any substantial part of the assets (other than inventory or real property purchased in the ordinary course of business) of any Person unless (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and (ii) such Person shall be engaged, or such assets shall be used or intended by the Borrower for use, in one or more lines of business substantially similar to those in which the Borrower is engaged on the date hereof.

         SECTION 6.05. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or the purchase of shares of the capital stock of Bakeries (the foregoing transactions being collectively called "Restricted Payments"); provided that
(a) the Borrower may declare and pay dividends payable solely in shares of its common stock, (b) any Subsidiary may make Restricted Payments to the Borrower or another Subsidiary and (c) the Borrower may make additional Restricted Payments of cash and securities of the Borrower (each, an "Additional Restricted Payment") so long as immediately after giving effect to any such proposed Additional Restricted Payment, (x) no Event of Default shall have occurred and be continuing and (y) the aggregate amount of all such Additional Restricted Payments made on or after the Documentation Completion Date shall not exceed the sum of (i) $20,000,000 and (ii) 75% of Consolidated Net Income for the period beginning on June 4, 1995 and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.04 (taken as a single accounting period). For purposes of the foregoing, each Additional Restricted Payment made in securities of the Borrower shall be valued at the fair market value of such securities at the time such Additional Restricted Payment is made.

         SECTION 6.06. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the Borrower or any Affiliate may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Affiliate than could be obtained on an arm's-length basis from unrelated third parties.

         SECTION 6.07.  Minimum Consolidated Net Worth.  Permit
Consolidated Net Worth as of the end of any fiscal quarter to be less than the sum of (i) $350,000,000 and (ii) 25% of Consolidated Net Income (if positive) for the period (taken as a single accounting period) commencing with the fiscal quarter beginning on June 4, 1995 and ending on the last date of the quarter as to which compliance with this covenant is being determined.

         SECTION 6.08. Limitation on Indebtedness. (a) Create, incur, Guarantee or permit to exist any Funded Debt; provided, however that the Borrower and its Subsidiaries may create, incur, Guarantee or permit to exist any Funded Debt so long as the consolidated Funded Debt of the Borrower and the Subsidiaries, determined in accordance with GAAP, shall not exceed (i) at any time prior to the second anniversary of the Closing Date, 65% of Consolidated Long-Term Capitalization or (ii) at all times thereafter, 55% of Consolidated Long-Term Capitalization.

         (b)  Permit the sum of (i) all Indebtedness (excluding
Attributable Debt) secured by Liens permitted under clause (ii) of Section 6.01(a), plus (ii) all Attributable Debt permitted under Section 6.02, plus, without duplication, (iii) all Indebtedness of all Subsidiaries (other than Indebtedness owed to the Borrower) to exceed the lesser of $70,000,000 or 20% of Consolidated Net Worth.

         SECTION 6.09. Fiscal Year. Change its fiscal year without the consent of the Agent; provided, however, that a Subsidiary may change its fiscal year to coincide with the Borrower's fiscal year without the consent of the Agent.

         SECTION 6.10. Amendments to Senior Note Agreement. Amend, modify or otherwise change any affirmative or negative covenant or event of default in the Senior Note Agreement so as to make the provisions thereof more restrictive than the corresponding provision of this Agreement unless such corresponding provision shall simultaneously be amended in a like manner.

         SECTION 6.11.  Subsidiary Stock and Indebtedness.

         (a) Directly or indirectly sell, assign, pledge or otherwise dispose of any Indebtedness of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a wholly-owned Subsidiary and except directors' qualifying shares if required by applicable law and except that, subject to Section 6.04, shares of stock of a Subsidiary may be sold for a cash consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Borrower) at the time of such sale if such Subsidiary would not thereby cease to be a Subsidiary;

         (b) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Indebtedness of the Borrower or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Borrower or a wholly-owned Subsidiary or as directors' qualifying shares if required by applicable law and except that, subject to Section 6.04, shares of stock of a Subsidiary may be sold for a cash consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Borrower) at the time of such sale if such Subsidiary would not thereby cease to be a Subsidiary;

         (c) permit any Subsidiary to have outstanding any shares of preferred stock other than shares of preferred stock which are owned by the Borrower or a wholly-owned Subsidiary or which are outstanding on the date of this Agreement and are reflected in Schedule 6.11; or

         (d) permit any Subsidiary directly or indirectly to issue or sell (including, without limitation, in connection with a merger or consolidation of a Subsidiary otherwise permitted by Section 6.04) any shares of its stock (or warrants, rights or options to acquire its stock) (except directors' qualifying shares if required by applicable law) if as a result of such transaction such Subsidiary would thereby cease to be a Subsidiary; provided that, subject to compliance with Section 6.04, all Indebtedness and shares of stock of any Subsidiary owned by the Borrower and the other Subsidiaries may be simultaneously sold as an entirety for a cash consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Borrower) at the time of such sale if such Subsidiary does not at the time own any stock of any other Subsidiary which is not also being simultaneously sold as an entirety in compliance with this provision and Section 6.04 if (i) such Subsidiary does not own any Indebtedness of the Borrower or any other Subsidiary or (ii) if such Subsidiary does own any Indebtedness of the Borrower or any Subsidiary, then immediately after giving effect to such transaction the Borrower could incur at least $1 of additional Funded Debt in compliance with Section 6.08; provided further that shares of stock of Subsidiaries owned by the Borrower and the other Subsidiaries may be disposed of in connection with a sale or other disposition by the Borrower of all or substantially all of its assets in compliance with Section 6.04.

         SECTION 6.12. Interest Coverage Ratio. Permit EBITDA/Interest Coverage for any period of four consecutive fiscal quarters to be less than
3.0 to 1.0.


                      ARTICLE VII.  EVENTS OF DEFAULT

         SECTION 7.01. Events of Default. The happening of any of the following events shall be an "Event of Default":

         (a) any representation or warranty made or deemed made by the Borrower in or in connection with any Loan Document or the Credit Events hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any senior officer of the Borrower, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

         (b) default shall be made in the payment of any principal of any Loan or the reimbursement of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

         (c) default shall be made in the payment of any interest on any Loan or LC Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

         (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08, 5.09, 6.02, 6.04,
    6.05, 6.07, 6.08, 6.09, 6.10, 6.11 or 6.12;

         (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.05(b) or (c) or in Sections 6.01 (but only if the default involves an amount of impermissible Indebtedness in excess of $1,000,000), 6.03 (but only if the default involves impermissible Investments in an amount in excess of $1,000,000) or 6.06 and such default shall continue unremedied for a period of 10 days;

         (f) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than defaults specified in (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Lender to the Borrower;

         (g) Bakeries, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $5,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity;

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Bakeries, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Bakeries, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law,
    (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Bakeries, the Borrower or any Subsidiary or for a substantial part of the property or assets of Bakeries, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Bakeries, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (i) Bakeries, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Bakeries, the Borrower or any Subsidiary or for a substantial part of the property or assets of Bakeries, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
    (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

         (j) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against Bakeries, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of Bakeries, the Borrower or any Subsidiary to enforce any such judgment;

         (k) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to Section 5.06, the Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

         (1) (i) the Borrower, CBC or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower, CBC or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000;

         (m) the Borrower, CBC or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower, CBC and the Borrower's ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000; or

         (n)  there shall have occurred a Change in Control.

         SECTION 7.02. Remedies. (a) Upon the occurrence of an Event of Default described in paragraph (h) or (i) of Section 7.01, (x) the Commitments shall automatically terminate, and (y) the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

         (b) Upon the occurrence of an Event of Default other than an Event of Default described in paragraph (h) or (i) of Section 7.01, and at any time thereafter during the continuance of such Event of Default, by notice to the Borrower, the Agent, upon the appropriate request described below, shall take any or all of the following actions, at the same or different times:

              (i) at the request of the Required Revolving Credit Lenders, shall terminate forthwith the Revolving Credit Commitments;

              (ii) at the request of the Required Term Lenders, shall terminate forthwith the Term Loan Commitments (if at the time of such Event of Default the Closing Date has not yet occurred); and

              (iii) at the request of the Required Lenders, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                         ARTICLE VIII.  THE AGENT

         SECTION 8.01. Appointment. In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Agent, on behalf of the Lenders and the Issuing Banks. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes the Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, and the Agent hereby agrees, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans and the LC Disbursements and all other amounts due to the Lenders and the Issuing Banks hereunder, and promptly to distribute to each Lender and Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender and Issuing Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

         SECTION 8.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The Agent's duties shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. With respect to the taking or refraining from taking any action hereunder, if the Agent seeks the consent or approval of (i) the Required Lenders, the Agent shall send notice thereof to each Lender; (ii) the Required Term Lenders, the Agent shall send notice thereof to each Term Lender; and (iii) the Required Revolving Credit Lenders, the Agent shall send notice thereof to each Revolving Credit Lender. The Agent shall promptly notify each Lender at any time that the Required Lenders, the Required Term Lenders, the Required Revolving Credit Lenders or, where expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

         SECTION 8.03. Rights, Exculpation, Etc. Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders, the Required Term Lenders, the Required Revolving Credit Lenders or all of the Lenders, as appropriate, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Issuing Banks. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         The Lenders and the Issuing Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

         SECTION 8.04. Successor Agent; Resignation of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, and which shall be acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         SECTION 8.05. The Agent Individually. With respect to the Loans made by it hereunder, Chemical Bank, in its individual capacity and not as Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it was not the Agent, and Chemical Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary or any other Affiliate thereof as if it was not the Agent.

         SECTION 8.06. Indemnification. Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its Pro Rata Share of any expenses incurred for the benefit of the Lenders or the Issuing Banks by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such Pro Rata Share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Agent under clause (i) or (ii) above for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its directors, officers, employees or agents.

         SECTION 8.07.  Independent Credit Analysis.  Each Lender and
Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, make its own credit analysis and decision to make Loans hereunder from and after the Closing Date and continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                        ARTICLE IX.  MISCELLANEOUS

         SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

         (a) if to the Borrower, to it at 12 East Armour Boulevard, P.O. Box 419627, Kansas City, Missouri 64141, Attention of Mr. Ray Sandy Sutton, Vice President, Corporate Secretary and General Counsel (Telecopy No. 816-561-6600);

         (b)  if to Chemical Bank, to it at 270 Park Avenue, New  York,
    New York 10017, Attention of Christopher C. Wardell, Managing Director, Telecopy No. (212) 270-3860), with a copy to Chemical Securities Inc., 10 South LaSalle, Chicago, Illinois 60603, Attention of Steven J. Faliski (Telecopy No. (312) 443-1964);

         (c) if to any Issuing Bank, to it at the address for notices specified in the applicable Issuing Bank Agreement; and

         (d) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section
    9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

         SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance by the Issuing Banks of Letters of Credit, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

         SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and Issuing Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of the Issuing Banks and all the Lenders.

         SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Lender may assign to one or more Eligible Assignees all or a percentage of that Lender's interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans owing to it, the Notes held by it and its Commitments); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Agent, the Borrower and, if any such assignment includes all or a portion of the assignor's LC Commitment, the Issuing Banks must give their prior written consent to such assignment (which consent of the Agent, the Borrower and, if required, the Issuing Banks shall not be unreasonably withheld), (ii) the aggregate amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and such Eligible Assignee shall deliver to the Agent a processing and recordation fee of $2,500 and (iv) such Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days (except as otherwise agreed by the assignor, the assignee and the Agent) after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender and/or a Term Lender, as the case may be, under this Agreement and the other Loan Documents and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.21, 2.23, 2.27 and 9.05, as well as to any interest and Fees accrued for its account and not yet paid).

         Notwithstanding the foregoing, any Revolving Credit Lender assigning rights and obligations under this Agreement may retain any Competitive Bid Loans made by it outstanding at such time and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

         (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and/or the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document, or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrower, CBC or any Subsidiary or the performance or observance by the Borrower, CBC or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that it is an Eligible Assignee; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section
5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (d) The Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Agent, and the Issuing Banks to such assignment, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, the Lenders and the Issuing Banks.

         (f) Upon the acceptance by the Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that a new Term Loan Note, a new Revolving Loan Note and/or a new Competitive Bid Note be issued to the Lender assignee by (i) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Term Loan Note, Revolving Loan Note and/or Competitive Bid Note for cancellation and substitution; provided that the Competitive Bid Note shall only be so delivered if the assignor is assigning all of its Revolving Credit Commitment; provided, further, that if the Revolving Credit Lender is assigning all of its Revolving Credit Commitment, and such Lender is retaining any outstanding Competitive Bid Loans, the Competitive Bid Note shall be delivered when such Competitive Bid Loans have been paid in full. With respect to each such Note so delivered, promptly following receipt by the Borrower of any such notice and such Note, and verification from the Agent that the applicable Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the assigning Lender's surrendered Note issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance; provided, however, that each Competitive Bid Note shall be in the principal amount of the Aggregate Revolving Credit Commitments. The Borrower shall immediately upon delivery of such new Note(s), cancel the original Note delivered by the Lender assignor to the Borrower.

         (g) Each Lender may without the consent of the Borrower, the Agent or any Issuing Bank sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection and indemnity provisions contained in Sections 2.21, 2.23, 2.27 and 9.05 to the same extent as if they were Lenders (except that no participant shall be entitled to claim any amount greater than its pro rata share of the amount that could have been claimed by the Lender from which it acquired its participation) and (iv) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder (other than Issuing Bank Fees) or the amount of principal of or the rate at which interest is payable on the Loans or LC Disbursements, extending the final maturity of the Loans or any date fixed for the payment of interest on the Loans or LC Disbursements or any Fees or extending the Commitments).

         (h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

         (i) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

         (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the consent of each Lender.

         SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including in each case the reasonable fees, charges and disbursements of counsel for the Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Agent, any Issuing Bank or any Lender. The Borrower further agrees that it shall indemnify the Agent, the Issuing Banks and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery or enforcement of this Agreement or any of the other Loan Documents.

         (b)  The Borrower agrees to indemnify the Agent, each Issuing
Bank, each Lender and each of their respective directors, officers, employees, attorneys and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses which (if such liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses arise in a judicial forum) are found in a final judgment by a court of competent jurisdiction, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of any third party claim, litigation, investigation or proceeding (whether or not any Indemnitee shall be party thereto) relating to, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or (ii) the use of the Letters of Credit or the proceeds of the Loans (a "Third Party Claim"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses are found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee; provided further that (A) each Indemnitee shall promptly notify the Borrower in writing upon becoming aware of the initiation of any Third Party Claim against it, (B) the Borrower shall be entitled to participate in the defense of any such Third Party Claim and, if the Borrower so chooses, to assume the defense, at the Borrower's expense, of any such Third Party Claim with counsel selected by the Borrower (it being understood that any Indemnitee shall have the right to participate in such defense and employ counsel separate from the counsel employed by the Borrower, and that such counsel shall be at the expense of such Indemnitee unless such Indemnitee shall have been advised by counsel that there may be legal defenses available to it that are inconsistent with or in addition to those available to the Borrower, in which case such counsel shall be at the expense of the Borrower) and (C) no Indemnitee shall settle any Third Party Claim without the prior written consent of the Borrower (which consent shall not be unreasonably withheld).

         (c) None of the Agent, any Lender, any Issuing Bank, the Borrower or any of their respective directors, officers, employees, attorneys and agents shall be responsible or liable to any other party hereto or any other Person or entity for consequential damages which may be alleged as a result of the transactions contemplated hereby, except to the extent specifically set forth in this Agreement.

         (d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

         SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Agent, any Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of, any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each Lender affected thereby, (ii) change or extend any Commitment or decrease the amount or extend the time of payment of the Facility Fees or LC Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.24, the provisions of this Section 9.08 or the definitions of "Required Lenders", "Required Term Lenders" or "Required Revolving Credit Lenders", without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Banks hereunder without the prior written consent of the Agent or the Issuing Banks, as the case may be; provided further that no such agreement shall decrease the principal amount of, or extend the maturity of, any mandatory principal payment in accordance with the terms of Section 2.19, or waive or excuse any such payment or any part thereof, without the prior written consent of the Required Term Lenders.

         (c) No waiver by the Required Lenders of any Event of Default shall impair (i) the right of the Required Revolving Credit Lenders to terminate the Revolving Credit Commitments at any time on or after the occurrence of such Event of Default pursuant to Section 7.02(b)(i), (ii) the right of the Required Term Lenders to terminate the Term Loan Commitments at any time prior to the Closing Date on or after the occurrence of such Event of Default pursuant to Section 7.02(b)(ii), or (iii) the right of the Required Revolving Credit Lenders to require cash collateral in connection with LC Exposure at any time on or after the occurrence of such Event of Default pursuant to Section 7.02(b)(iv).

         SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loans of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

         SECTION 9.10. Confidentiality. (a) Each Lender agrees to keep confidential, and to not publish, disclose or otherwise divulge to any Person, the Information (as defined below), and to cause its respective officers, directors, employees, agents and representatives to keep confidential, and to not publish, disclose or otherwise divulge to any Person, the Information, except that any Lender shall be permitted to disclose Information (i) to such of its, or any affiliate's, officers, directors, employees, agents and representatives as need to know such Information in connection with the servicing and protection of its interests in respect of its Loans and Commitments, the Loan Documents and the transactions contemplated thereby;
(ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than the Borrower or its Affiliates or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower or its Affiliates; (iv) to any actual or prospective assignee of or purchaser of a participation in the rights of such Lender hereunder, subject to paragraph (c) below; or (v) to the extent the Borrower shall have consented to such disclosure in writing. As used in this Section, as to any Lender, the "Information" shall mean any materials, documents and information which the Borrower or any of its Affiliates may have furnished or may hereafter furnish to the Agent, any Issuing Bank or any Lender in connection with this Agreement.

         (b) Each Lender agrees that it will use the Information only for purposes related to the transactions contemplated hereby; provided that (i) if the conditions referred to in any of subclauses (A) through (C) of clause
(iii) of paragraph (a) above are met, such Lender may otherwise use the Information and (ii) if such Lender is otherwise a creditor of the Borrower, such Lender may use the Information in connection with its other credits to the Borrower.

         (c) Each Lender agrees that it will not disclose any of the Information to any actual or prospective assignee of or participant in any rights of such Lender under this Agreement unless such actual or prospective assignee or participant first executes and delivers to such Lender a confidentiality letter containing substantially the undertakings set forth in this Section 9.10.

         SECTION 9.11. Entire Agreement. This Agreement, including the exhibits and schedules hereto, and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof. Any previous agreement among the parties with respect to the subject matter hereof or thereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         SECTION 9.12. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.

         SECTION 9.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

         SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.16.  Jurisdiction; Consent to Service of Process.  (a)
THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

         (b)  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES,
TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

         SECTION 9.17. Defaulting Lender. In the event that the Federal Deposit Insurance Corporation (or any successor thereto) is appointed as conservator or receiver of any Lender and thereafter such Lender fails to fund its Term Loan or its portion of any Revolving Loan Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure or the termination of the Commitments, upon the Borrower's request, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

         (i) the foregoing provisions of this Section 9.17 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.15;

         (ii) any such Lender shall be deemed to have cured its failure to fund its Term Loan or its Revolver Pro Rata Share of any Revolving Loan Borrowing at such time as an amount equal to such Lender's Term Commitment or original Revolver Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this
    Section 9.17, and whether or not the Non Pro Rata Loan with respect thereto has been converted or continued;

         (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Term Loan or its Revolver Pro Rata Share of any Revolving Loan Borrowing ("Cure Loans") shall bear interest at the rate applicable to ABR Loans under Section 2.06 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were ABR Loans;

         (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which would be applied to the outstanding ABR Loans shall be applied first, ratably to all ABR Loans constituting Non Pro Rata Loans, second, ratably to ABR Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to ABR Loans constituting Cure Loans;

         (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Term Loan or its Revolver Pro Rata Share of any Revolving Loan Borrowing and the termination of the Commitments, the terms "Required Lenders", "Required Term Lenders" and "Required Revolving Credit Lenders" for all purposes of this Agreement shall exclude all Lenders whose failure to fund their respective Term Loans or Revolver Pro Rata Shares of such Revolving Loan Borrowing have not been so cured; and

         (vi) for so long as and until any such Lender's failure to fund its Term Loan or its Pro Rata Share of any Revolving Loan Borrowing is cured in accordance with this Section 9.17, such Lender shall not be entitled to any Facility Fees with respect to its Revolving Credit Commitment.

         SECTION 9.18. Issuing Banks. Notwithstanding any other provision of this Agreement to the contrary, each Issuing Bank, by its execution of the applicable Issuing Bank Agreement, will thereafter have all the rights and obligations of an Issuing Bank hereunder.

         IN WITNESS WHEREOF, the Borrower, the Agent, and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        INTERSTATE BRANDS CORPORATION

                        /s/ Paul E. Yarick
                        Paul E. Yarick, Vice President &
                         Treasurer


                        CHEMICAL BANK, individually and
                        as Agent

                        /s/ C.C. Wardell
                        C.C. Wardell, Managing Director


                        BANK OF AMERICA ILLINOIS

                        /s/ Patricia DelGrande
                        Patricia DelGrande, Managing
                         Director


                        THE BANK OF NEW YORK

                        /s/ Robert T. Towns
                        Robert T. Towns, Vice President


                        THE BANK OF NOVA SCOTIA

                        /s/ F.C.H. Ashby
                        F.C.H. Ashby, Senior Manager Loan
                         Operations

                        CREDIT LYONNAIS CHICAGO BRANCH

                        /s/ Sandra Horwitz
                        Sandra Horwitz, Vice President


                        CREDIT LYONNAIS CAYMAN ISLAND BRANCH

                        /s/ Sandra Horwitz
                        Sandra Horwitz, Authorized
                         Signature


                        THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                        CHICAGO BRANCH

                        /s/ Hiroaki Nakamura
                        Hiroaki Nakamura, Joint General
                         Manager


                        THE LONG-TERM CREDIT BANK OF JAPAN, LTD.

                        /s/ Richard E. Stahl
                        Richard E. Stahl, Senior Vice President
                         & Joint General Manager


                        NATIONSBANK OF TEXAS, N.A.

                        /s/ Peny B. Stephensen
                        Peny B. Stephensen, Senior Vice
                         President


                        TORONTO DOMINION (TEXAS), INC.

                        /s/ Lisa Allison
                        Lisa Allison, Vice President


                        BANQUE PARIBAS

                        /s/ Albert A. Young, Jr.
                        Albert A. Young, Jr., Senior Credit
                         Officer

                        s/s Nicholas C. Mast
                        Nicholas C. Mast, Vice President


                        BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY

                        /s/ Ellen M. Isch
                        Ellen M. Isch, Vice President


                        CAISSE NATIONALE DE CREDIT AGRICOLE

                        /s/ David Bouhl
                        David Bouhl, Head of Corporate Banking
                         - Chicago


                        COMMERCE BANK, N.A.

                        /s/ Kevin Barth
                        Kevin Barth, Senior Vice President


                        FIRST BANK NATIONAL ASSOCIATION

                        /s/ Jeffrey R. Torrison
                        Jeffrey R. Torrison, Vice
                         President


                        THE FUJI BANK LIMITED -- CHICAGO BRANCH

                        /s/ Peter L. Chinnici
                        Peter L. Chinnici, Joint General
                         Manager

                        HARRIS TRUST AND SAVINGS BANK

                        /s/ Edward Boyd Jones
                        Edward Boyd Jones, Vice President


                        MERCANTILE BANK OF KANSAS CITY

                        /s/ Michael T. Cerless
                        Michael T. Cerless, Vice President


                        THE MITSUBISHI BANK, LIMITED, CHICAGO
                        BRANCH

                        /s/ Noboru Kobayashi
                        Noboru Kobayashi, Joint General
                         Manager


                        THE MITSUI TRUST AND BANKING COMPANY, LIMITED

                        /s/ Shigebu Tsujimoto
                        Shigebu Tsujimoto, Senior Vice
                         President & Manager


                        PNC BANK, NATIONAL ASSOCIATION

                        /s/ David M. Eichenlaub
                        David M. Eichenlaub, Assistant Vice
                         President


                        THE SAKURA BANK, LIMITED

                        /s/ Hajime Miyagi
                        Hajime Miyagi, Deputy General
                         Manager


                        THE SANWA BANK LIMITED, CHICAGO BRANCH

                        /s/ Kenneth C. Eichwald
                        Kenneth C. Eichwald, Vice President
                         & Manager


                        THE SUMITOMO BANK, LIMITED, CHICAGO BRANCH

                        /s/ Hiroyuki Iwami
                        Hiroyuki Iwami, Joint General
                         Manager


                        THE SUMITOMO TRUST & BANKING CO., LIMITED, NEW
                        YORK BRANCH

                        /s/ Suraj Bhatia
                        Suraj Bhatia, Senior Vice President


                        THE TOKAI BANK, LIMITED, CHICAGO BRANCH

                        /s/ Hiroshi Tanaka
                        Hiroshi Tanaka, General Manager


                        UNITED MISSOURI BANK, N.A.

                        /s/ Thomas S. Terry
                        Thomas S. Terry, Senior Vice
                         President


                        THE YASUDA TRUST & BANKING COMPANY, LTD.,
                        CHICAGO BRANCH

                        /s/ Joseph C. Meek
                        Joseph C. Meek, Vice President
                         & Manager

                               SCHEDULE 2.01
                                    to
                             CREDIT AGREEMENT
                         Dated as of May 31, 1995


                                COMMITMENTS

                                       Revolving         Term
                                        Credit           Loan
Institution                            Commitment     Commitment
- --------------------------------      -----------    -----------
Chemical Bank                         $30,076,922    $15,923,078

Bank of America Illinois               22,884,615     12,115,385
    231 South LaSalle St.
    Chicago, Illinois  60697
    Attention:  Patricia DelGrande,
     Vice President
    Telecopier No.:  (312) 765-2080

The Bank of New York                   22,884,615     12,115,385
    One Wall Street, 19th Floor
     Central Division
    New York, New York  10286
    Attention:  William O'Daly,
     Assistant Treasurer
    Telecopier No.:  (212) 635-1208/1209

The Bank of Nova Scotia                22,884,615     12,115,385
    181 West Madison, #3700
    Chicago, Illinois  60602
    Attention:  Bob Gaviglio
    Telecopier No.:  (312) 201-4132

Credit Lyonnais, Chicago an            22,884,615     12,115,385
 Cayman Island Branches
    227 West Monroe,
    Suite 3800
    Chicago, Illinois  60606
    Attention:  David Nelson
    Telecopier No.:  (312) 641-0527

Industrial Bank of Japan,
 Limited, Chicago Branch               22,884,615     12,115,385
    Three First National Plaza,
    Suite 1800
    Chicago, Illinois  60602
    Attention:  Chuck Smith
    Telecopier No.:  (312) 263-2369
         or (312) 263-1024

The Long-Term Credit Bank
 of Japan, Ltd.                        22,884,615     12,115,385
    190 S. LaSalle Street
    Suite 800
    Chicago, Illinois 60603
    Attention:  Gregory Hara,
     Vice President
    Telecopier No.:  (312) 704-8505

Nationsbank of Texas, N.A.             22,884,615     12,115,385
    901 Main Street, Floor 67
    Dallas, Texas  75202
    Attention:   Ms. Perry Stephenson
    Telecopier No.:  (214) 508-0980

Toronto Dominion (Texas), Inc.         22,884,615     12,115,385
    909 Fannin Street
    Houston, Texas  77010
    Attention:  Lisa Allison
    Telecopier No.:  (713) 951-9921

Banque Paribas                         11,769,231      6,230,769
    227 West Monroe Street
    Suite 3300
    Chicago, Illinois  60606
    Attention:  Nicholas C. Mast,
     Vice President
    Telecopier No.:  (312) 853-6020

Boatmen's First National Bank
 of Kansas City                        11,769,231      6,230,769
    10th & Baltimore
    Kansas City, Missouri  64105
    Attention:  Ellen Isch
    Telecopier No.:  (816) 691-7748

Caisse Nationale de Credit Agricole    11,769,231      6,230,769
    55 East Monroe Street
    Chicago, Illinois  60603-5702
    Attention:  Roger H. Weis
    Telecopier No.:  (312) 372-3724

Commerce Bank, N.A.                    11,769,231      6,230,769
    1000 Walnut Street
    Kansas City, Missouri  64106
    Attention:  Kevin Barth
    Telecopier No.:  (816) 234-7290

First Bank National Association        11,769,231      6,230,769
     First Bank, First Bank Place
    601 Second Ave. South MPFP0704
    Minneapolis, MN  55402-4302
    Attention:  Jeff Torrison
    Telecopier No.:  (612) 973-0824

The Fuji Bank Limited --
 Chicago Branch                        11,769,231      6,230,769
    225 West Wacker Drive
    Suite 2000
    Chicago, Illinois  60606
    Attention:  Peter M. Hoff,
     Vice President
    Telecopier No.:  (312) 621-0539

Harris Trust and Savings Bank          11,769,231      6,230,769
    111 West Monroe
    Fourth Floor Center
    Chicago, Illinois  60690
    Attention:  Ted Jones
    Telecopier No.:  (312) 765-8095

Mercantile Bank of Kansas City         11,769,231      6,230,769
    1101 Walnut
    Seventh Floor
    Kansas City, Missouri  64106
    Attention:  Michael J. Corless
    Telecopier No.:  (816) 871-2226

The Mitsubishi Bank, Limited,
 Chicago Branch                        11,769,231      6,230,769
    115 South LaSalle, Suite 2100
    Chicago, Illinois  60603
    Attention:  James F. Kinoshita
    Telecopier No.:  (312) 263-2555

The Mitsui Trust and Banking
 Company, Limited                      11,769,231      6,230,769
    One World Financial Center
    21st Floor
    200 Liberty Street
    New York, New York  10281
    Attention:  Michael Kerneklian,
     Senior Associate
    Telecopier No.:  (212) 945-4170/1

PNC Bank, National Association         11,769,231      6,230,769
    500 West Madison, Suite 3140
    Chicago, Illinois  60661
    Attention:  Greg Gaschler
    Telecopier No.:  (312) 906-3420

The Sakura Bank, Limited              11,769,231      6,230,769
    227 W. Monroe Street
    Suite 4700
    Chicago, Illinois  60606
    Attention:  Christina Watson
    Telecopier No.:  (312) 332-5345

The Sanwa Bank Limited,
 Chicago Branch                       11,769,231      6,230,769
    10 South Wacker Drive
    31st Floor
    Chicago, Illinois  60606
    Attention:  Kenneth C. Eichwald
    Telecopier No.:  (312) 346-6677

The Sumitomo Bank, Limited,
 Chicago Branch                        11,769,231      6,230,769
    233 South Wacker Drive
    Suite 4800
    Chicago, Illinois  60606
    Attention:  John E. Buchfink
    Telecopier No.:  (312) 876-6436

The Sumitomo Trust & Banking Co.,
 Limited,     New York Branch          11,769,231      6,230,769
    527 Madison Avenue
    New York, New York  10022
    Attention:  Kristin Condon,
     STB New York Branch
    Telecopier No.:  (212) 418-4848
    and
    10 South Wacker Drive, Suite 2975
    Chicago, Illinois  60606
    Attention:  Mark R. Long,
     STB Chicago Representative Office
    Telecopier No.:  (312) 993-3414

The Tokai Bank Limited,
 Chicago Branch                        11,769,231      6,230,769
    181 West Madison Street
    Suite 3600
    Chicago, Illinois  60602
    Attention:  Tom Kania
    Telecopier No.:  (312) 977-0003

United Missouri Bank, N.A.             11,769,231      6,230,769
    1010 Grand
    Kansas City, MO  64106
    Attention:  Thomas S. Terry
    Telecopier No.:  (816) 860-7143


The Yasuda Trust & Banking Co., Ltd.,
 Chicago Branch                        11,769,231      6,230,769
    181 West Madison Street
    Suite 4500
    Chicago, Illinois  60602
    Attention:  Charles Hagel
    Telecopier No.:  (312) 683-3899

                                     ------------   ------------
Totals                               $425,000,000   $225,000,000
                                     ============   ============